                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            Cooper Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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

                                                                   [COOPER LOGO]

March 8, 2001

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Cooper Industries' shareholders. The meeting will be held on Tuesday, April 24, 2001, at 11:00 a.m. in the Chase Center Auditorium, 601 Travis Street, Houston, Texas.

The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of four directors.

To make it easier for you to vote your shares, we are pleased to offer Internet and telephone voting for registered shareholders. Your proxy card and the Notice of Annual Meeting on the inside cover of this proxy statement describe how to use these services. PLEASE TAKE A MOMENT NOW TO VOTE YOUR PROXY VIA THE INTERNET, BY TELEPHONE OR BY SIGNING AND RETURNING YOUR PROXY CARD IN THE ENVELOPE PROVIDED, even if you plan to attend the meeting. YOUR VOTE IS IMPORTANT.

The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.

Sincerely,

/s/ H. JOHN RILEY, JR.

H. JOHN RILEY, JR.
Chairman, President and
Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            COOPER INDUSTRIES, INC.
                                 P.O. BOX 4446
                              HOUSTON, TEXAS 77210

                             ---------------------

TIME......................... 11:00 a.m. on Tuesday, April 24, 2001.

PLACE........................ Chase Center Auditorium, 601 Travis Street,
                              Houston, Texas. Free parking is available at the Chase Center.

ITEMS OF BUSINESS............ 1. Elect four directors for the term expiring at the 2004 Annual Meeting of Shareholders.

                              2. Approve the Amended and Restated Stock
                                 Incentive Plan.

                              3. Approve the Amended and Restated Management
                                 Annual Incentive Plan.

                              4. If presented at the meeting, consider and vote
                                 upon a shareholder proposal requesting the Board of Directors to review or amend the company's standards for international operations and to report to shareholders on such review.

                              5. Consider any other matters to come properly
                                 before the meeting or any adjournment thereof.

RECORD DATE.................. Holders of Common Stock of record at the close of business on March 1, 2001, may vote at the meeting.

FINANCIAL STATEMENTS......... We have attached as Appendix D to this proxy statement our audited financial statements for the year ended December 31, 2000, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations. We have also included in this mailing a summary annual report for the year 2000.

IMPORTANT.................... In order to avoid additional soliciting expense to
                              Cooper, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

                              1. CALL 1-877-779-8683 from the U.S. and Canada
                                 (this call is free) or 011-201-536-8073 from all other countries to vote by telephone anytime up to 12:00 midnight New York time on April 23, 2001; OR

                              2. GO TO THE WEBSITE:
                                 http://www.eproxyvote.com/cbe to vote over the Internet anytime up to 12:00 midnight New York time on April 23, 2001; OR

                              3. MARK, SIGN AND RETURN your proxy card in the
                                 enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

                                        By order of the Board of Directors:

                                        /s/ DIANE K. SCHUMACHER

                                        DIANE K. SCHUMACHER
                                        Senior Vice President, General Counsel
                                        and Secretary

Houston, Texas
March 8, 2001

                               TABLE OF CONTENTS

Questions and Answers.......................................     2
Cooper Stock Ownership......................................     4
Proposal 1: Election of Directors...........................     5
Information about Management and Organization of the Board
  of Directors..............................................     9
Executive Management Compensation...........................    12
Company Performance.........................................    15
Management Development and Compensation Committee Report on
  Executive Compensation....................................    17
Other Compensation Matters..................................    20
Audit Committee Report......................................    23
Relationship with Independent Auditors......................    23
Proposal 2: Approval of the Amended and Restated Stock
  Incentive Plan............................................    24
Proposal 3: Approval of the Amended and Restated Management
  Annual Incentive Plan.....................................    29
Proposal 4: Shareholder Proposal for a Global Set of
  Corporate Standards.......................................    31
Appendix A: Audit Committee Charter.........................   A-1
Appendix B: Amended and Restated Stock Incentive Plan.......   B-1
Appendix C: Amended and Restated Management Annual Incentive
  Plan......................................................   C-1
Appendix D: Financial Information...........................   D-1

                                PROXY STATEMENT

     We have sent you this booklet and proxy card because the Board of Directors of Cooper Industries, Inc. ("Cooper") is soliciting your proxy to vote at our 2001 Annual Meeting of Shareholders on April 24, 2001. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper.

                             QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

WHAT MAY I VOTE ON?

     - The election of four nominees to serve on our Board of Directors;

     - The approval of the Amended and Restated Stock Incentive Plan;

     - The approval of the Amended and Restated Management Annual Incentive Plan; and

     - If presented, a shareholder proposal that the Board of Directors review or amend Cooper's standards for international operations and report to shareholders on such review.
--------------------------------------------------------------------------------

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     The Board recommends voting:

     - FOR each of the nominees for the Board of Directors;

     - FOR approval of the Amended and Restated Stock Incentive Plan;

     - FOR approval of the Amended and Restated Management Annual Incentive Plan; and

     - AGAINST the shareholder proposal.
--------------------------------------------------------------------------------

WHO IS ENTITLED TO VOTE?

     Holders of Common Stock as of the close of business on March 1, 2001 may vote at the Annual Meeting.
--------------------------------------------------------------------------------

HOW DO I VOTE?

     You may vote your shares by means of a proxy using one of the following three methods of voting:

     - electronically using the Internet,

     - by use of the telephone, or

     - by signing and dating the enclosed proxy card and returning it in the prepaid envelope.

     The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the enclosed proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
--------------------------------------------------------------------------------

CAN I REVOKE MY PROXY CARD?

     Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:

     - filing with Cooper's Corporate Secretary an instrument revoking your proxy;

     - attending the meeting and giving notice of revocation; or

     - submitting a later-dated proxy by any of the three voting methods described above.
--------------------------------------------------------------------------------

IS MY VOTE CONFIDENTIAL?

     Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election, and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. We have adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.
--------------------------------------------------------------------------------

WHAT SHARES ARE INCLUDED ON THE PROXY CARDS?

     The shares listed on your proxy cards represent ALL of your record shares, including the following, as applicable:

     - shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

     - shares held in custody for your account by The Chase Manhattan Bank, as Trustee of the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan ("CO-SAV"); and

     - shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at First Chicago Trust Company, a division of EquiServe, Cooper's transfer agent.

     If you do not properly submit your proxy by one of the three methods described above, your shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares. If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.
--------------------------------------------------------------------------------

HOW IS COOPER COMMON STOCK IN CO-SAV VOTED?

     If you hold shares of Cooper Common Stock through CO-SAV, you must instruct the CO-SAV trustee, The Chase Manhattan Bank, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote shares of Common Stock not yet allocated to participants' accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.
--------------------------------------------------------------------------------

HOW MANY SHARES CAN VOTE?

     As of the March 1, 2001 record date, 93,539,239 shares of Common Stock were issued and outstanding. These are the only outstanding securities entitled to vote. Every shareholder of Common Stock is entitled to one vote for each share held.
--------------------------------------------------------------------------------

WHAT VOTE IS REQUIRED FOR APPROVAL?

     Provided a quorum is present, the election of a director, the approval of the Amended and Restated Stock Incentive Plan, the approval of the Amended and Restated Management Annual Incentive Plan, and the approval of the shareholder proposal each require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on such matters. Abstentions have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting, but are counted for purposes of a quorum.
--------------------------------------------------------------------------------

WHAT IS A "QUORUM"?

     A "quorum" is a majority of the issued and outstanding shares. Shareholders may represent their shares by being present at the meeting or their shares may be represented at the meeting by proxy. There must be a quorum for the meeting to be held. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then you will be considered part of the quorum.
--------------------------------------------------------------------------------

WHO CAN ATTEND THE ANNUAL MEETING?

     If you own Cooper shares on March 1, 2001, you may attend the annual meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002, or bring proof of ownership to the meeting.
--------------------------------------------------------------------------------

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     Although we do not know of any other business to be considered at the 2001 Annual Meeting, if any other business is presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.
--------------------------------------------------------------------------------

WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING DUE?

     All shareholder proposals must be submitted in writing to Diane K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2002 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 8, 2001, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 22, 2002, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2002 Annual Meeting of Shareholders.
--------------------------------------------------------------------------------

WHAT ARE THE COSTS OF THIS PROXY SOLICITATION?

     We have retained Georgeson Shareholder Communications, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise. We will bear all expenses of solicitation.
--------------------------------------------------------------------------------

                             COOPER STOCK OWNERSHIP

     We know of no person who was the beneficial owner as of March 1, 2001 of more than five percent of the outstanding shares of any class of voting securities, other than the following, which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission:

                                                                               AMOUNT AND
                                                                               NATURE OF
                                                 NAME AND ADDRESS OF           BENEFICIAL   PERCENT OF
TITLE OF CLASS                                     BENEFICIAL OWNER            OWNERSHIP      CLASS
--------------                                   -------------------           ----------   ----------
Common Stock............................  AXA                                  12,375,626(1)    13.2%
                                          27 Avenue Matignon
                                          75008 Paris, France
Common Stock............................  Wellington Management Company, LLP    6,152,000(2)     6.6%
                                          75 State Street
                                          Boston, Massachusetts 02109
Common Stock............................  J.P. Morgan Chase & Co.               6,083,635(3)     6.5%
                                          270 Park Avenue
                                          New York, New York 10017

---------------

(1) Based on Schedule 13G dated February 12, 2001 filed jointly on behalf of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), AXA, and four French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle) as a group. Individually and as a group, the French mutual insurance companies and AXA have sole voting power over 6,110,296 shares, shared voting power over 1,359,502 shares, sole dispositive power over 12,232,326 shares and shared dispositive power over 143,300 shares. AXA Finan-cial, Inc. has sole voting power over 6,045,996 shares, shared voting power over 1,359,502 shares, sole dispositive power over 12,232,326 shares and shared dispositive power over no shares. The shares are beneficially owned directly by AXA entities or subsidiaries of AXA Financial, Inc. as follows:
    AXA Rosenberg (U.S.) -- 143,300 shares; Alliance Capital Management
    L.P. -- 12,231,526 shares; and The Equitable Life Assurance Society of the United States -- 800 shares. The addresses of the joint filers are: AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 370 rue Saint Honore, 75001 Paris, France; AXA Courtage Assurance Mutuelle, 26 rue Louis le Grand, 75002 Paris, France; and AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104.

(2) Based on Schedule 13G dated February 14, 2001 filed by Wellington Management Company, LLP ("WMC") and Schedule 13G dated February 14, 2001 filed by Vanguard Wellington Fund ("VWF"). Shares are held by WMC directly or through its affiliate, Wellington Trust Company NA. Includes 4,029,400 shares that are beneficially owned by VWF, which is a client of WMC. WMC has shared voting power over 619,900 shares, shared dispositive power over 6,152,000 shares, and sole voting power and sole dispositive power over no shares. VWF has sole voting power and shared dispositive power over 4,029,400 shares, and shared voting power and sole dispositive power over no shares.

(3) Based on Schedule 13G dated February 12, 2001 filed by J.P. Morgan Chase & Co. Shares are held by J.P. Morgan Chase & Co. directly or through its affiliates, The Chase Manhattan Bank, Morgan Guaranty Trust Co. of New York, and J.P. Morgan Investment Management Inc. J.P. Morgan Chase & Co. has sole voting power with respect to 5,045,181 shares, shared voting power with respect to 11,574 shares, sole dispositive power with respect to 5,957,640 shares and shared dispositive power with respect to 66,200 shares.

     In addition, The Chase Manhattan Bank, a subsidiary of J.P. Morgan Chase & Co., as Trustee of CO-SAV, holds of record 3,919,945 shares of Cooper Common Stock, which is 4.2% of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares, as discussed on page 3.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The authorized number of directors is 11, divided into three classes, one having three members and two having four members each. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

     The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 2004, or when their successors are elected and qualified. The nominees are: John D. Ong, H. Lee Scott, Dan F. Smith and Gerald B. Smith. All of the nominees are directors and members of the class whose term expires at the meeting.

     If any nominee becomes unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. Following is certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting.

                      NOMINEES FOR TERMS EXPIRING IN 2004

------------------------------
JOHN D. ONG
Member -- Audit Committee,
  Executive Committee, Finance
  Committee and Committee on
  Nominations and Corporate
  Governance
Director since 1975
Age 67
                            [PHOTO]  Mr. Ong is Chairman Emeritus of The
                                     BFGoodrich Company (chemicals and aerospace products), where he served as Chairman and Chief Executive Officer from 1979 to 1996 and as Chairman until 1997, when he retired. He is also a director of Marsh & McLennan Companies, Inc. and TRW Inc.

------------------------------
H. LEE SCOTT
Member -- Audit Committee
  and Finance Committee
Director since 1999
Age 51
                            [PHOTO] Mr. Scott has been President and Chief Executive Officer of Wal-Mart Stores, Inc. (discount retailer) since January 2000. He has been with Wal-Mart since 1979. He served as Executive Vice President, Logistics from 1992 to 1995 and Executive Vice President, Merchandising from 1995 to 1998. He was named President and Chief Executive Officer of the Wal-Mart Stores Division in 1998, and Vice Chairman and Chief Operating Officer in 1999. He is also a director of Wal-Mart Stores, Inc.

------------------------------
DAN F. SMITH
Member -- Audit Committee,
  Executive Committee and
  Management Development
  and Compensation
Committee
Director since 1998
Age 54
                           [PHOTO] Mr. Smith is President and Chief Executive Officer of Lyondell Chemical Company (petrochemicals and refining operations). He served as Vice President, Corporate Planning of Atlantic Richfield Company from 1991 to 1993. He became Executive Vice President and Chief Operating Officer of Lyondell in 1993 and was named President in 1994 and Chief Executive Officer in 1996. Since 1997, he has also served as Chief Executive Officer of Equistar Chemicals, LP, a joint venture company owned 41% by Lyondell. He is also a director of Lyondell Chemical Company and ChemFirst Inc.

------------------------------
GERALD B. SMITH
Member -- Audit Committee
  and Finance Committee
Director since 2000
Age: 50
                            [PHOTO] Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment management firm that he founded in 1990. He is also a director of Rorento N.V. and Pennzoil Quaker State Company, a Trustee of The Charles Schwab Family of Funds and a member of the Audit Committee of Northern Border Partners, L.P., a subsidiary of Enron Corp.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2002

------------------------------
WARREN L. BATTS
Chairman -- Finance
  Committee
  Member -- Management
  Development and
  Compensation Committee and
  Committee on Nominations
  and Corporate Governance
Director since 1986
Age 68
                           [PHOTO] Mr. Batts was the Chairman and Chief Executive Officer of Tupperware Corporation (diversified consumer products) since its spin-off from Premark International, Inc. in 1996 until his retirement in 1997. He also served as Chairman and Chief Executive Officer of Premark International, Inc. (food containers, commercial food equipment, housewares and decorative laminates) from 1986 until 1996 and as Chairman of Premark International, Inc. until 1997. He is also a director of The Allstate Corporation, Sears, Roebuck and Co. and Sprint Corporation.

------------------------------
ROBERT M. DEVLIN
Chairman -- Management
  Development and
  Compensation Committee
Member -- Executive
  Committee, Finance
  Committee and Committee on
  Nominations and Corporate
  Governance
Director since 1997
Age 60
                            [PHOTO] Mr. Devlin is Chairman, President and Chief Executive Officer of American General Corporation (financial services). He was elected Vice Chairman in 1993, was named President in 1995 and Chief Executive Officer in 1996, and was elected Chairman in 1997. He is also a director of Phillips Petroleum Company.

------------------------------
LINDA A. HILL
Member -- Audit Committee
  and Finance Committee
Director since 1994
Age 44
                            [PHOTO] Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

------------------------------
H. JOHN RILEY, JR.
Chairman -- Executive Committee
Director since 1992
Age 60
                            [PHOTO] Mr. Riley is Chairman, President and Chief Executive Officer of Cooper Industries, Inc. He was named President and Chief Operating Officer in 1992, Chief Executive Officer in 1995 and Chairman in 1996. He is also a director of The Allstate Corporation and Baker Hughes Incorporated.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2003

------------------------------
CLIFFORD J. GRUM
Chairman -- Committee on
  Nominations and Corporate
  Governance
Member -- Executive
  Committee, Finance
  Committee and Management
  Development and
  Compensation Committee
Director since 1982
Age 66
                            [PHOTO] Mr. Grum served as Chairman of the Board and Chief Executive Officer of Temple-Inland Inc. (container and containerboard, pulp and paperboard, building products and financial services) from 1991 until January 2000, when he retired. He is also a director of Trinity Industries Inc. and Tupperware Corporation.

------------------------------
SIR RALPH H. ROBINS
Member -- Audit Committee
  and Management Development
  and Compensation Committee
Director since 1991
Age 68
                            [PHOTO] Sir Ralph Robins has served as Chairman of Rolls-Royce plc since 1992. He is also director and Chairman of Cable & Wireless plc and Cable & Wireless Optus Ltd. and a director of Marks & Spencer plc, Schroders plc and Standard Chartered plc.

------------------------------
JAMES R. WILSON
Chairman -- Audit Committee
Member -- Management
  Development and
  Compensation Committee and
  Committee on Nominations
  and Corporate Governance
Director since 1997
Age 60
                            [PHOTO] Mr. Wilson served as Chairman, President and Chief Executive Officer of Cordant Technologies Inc. from 1995 until June 2000, when he retired. He was named Executive Vice President in 1992. He became President and Chief Executive Officer and a director in 1993, and was elected Chairman in 1995. He is also a director of The BFGoodrich Company and Litton Industries, Inc.

                 INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
                           OF THE BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     The table below contains certain information as of March 8, 2001 with respect to Cooper's present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

                                                                                             YEARS OF   OFFICER
             NAME                                     POSITION                         AGE   SERVICE     SINCE
             ----                                     --------                         ---   --------   -------
H. John Riley, Jr. ............  Chairman, President and Chief Executive Officer       60       38       1982
Ralph E. Jackson, Jr. .........  Chief Operating Officer                               59       24       1992
Terry A. Klebe.................  Senior Vice President, Strategic Sourcing and Chief   46        6       1995
                                   Information Technology Officer
D. Bradley McWilliams..........  Senior Vice President and Chief Financial Officer     59       29       1982
Diane K. Schumacher............  Senior Vice President, General Counsel and            47       21       1988
                                 Secretary
David R. Sheil.................  Senior Vice President, Human Resources                44       15       1996
David A. White, Jr. ...........  Senior Vice President, Strategic Planning and New     59       29       1988
                                   Venture Development Officer
Richard J. Bajenski............  Vice President, Investor Relations                    48       19       1998
Victoria B. Guennewig..........  Vice President, Public Affairs                        50        2       1999
Alan J. Hill...................  Vice President and Treasurer                          56       23       1979
E. Daniel Leightman............  Vice President, Taxes                                 60       13       1994
Jeffrey B. Levos...............  Vice President and Controller                         40        1       2000
Terrance M. Smith..............  Vice President, Information Systems                   51       15       1996
Robert W. Teets................  Vice President, Environmental Affairs and Risk        50       23       1993
                                   Management

     All of the executive officers have been employed by Cooper in management positions for more than five years, except Victoria B. Guennewig, Jeffrey B. Levos and Terrance M. Smith. Victoria B. Guennewig joined Cooper in February 1999 after serving as Vice President, Public Affairs, of The Coastal Corporation since 1997. She previously held management positions in public affairs with Pan Energy Corp and Union Pacific Resources Group Inc. Jeffrey B. Levos joined Cooper in March 2000 after serving as Vice President and Controller of The Coastal Corporation since 1997 and as their Vice President and General Auditor from 1994 to 1997. Terrance M. Smith was Vice President, Management Information Services of Moog Automotive, Inc. from 1986 until July 1996. Moog Automotive was acquired by Cooper in 1992 and subsequently sold in October 1998.

SECURITY OWNERSHIP OF MANAGEMENT

     As of March 1, 2001, each director and each executive officer named in the Summary Compensation Table beneficially owned the number of shares of Cooper Common Stock listed in the following table. Each of the named individuals and all directors and executive officers as a group beneficially owned 1.37% of Cooper's outstanding Common Stock.

                                                                        NUMBER OF SHARES
                          NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)
                          ------------------------                    ---------------------
        H. John Riley, Jr. .........................................     502,917  (2)(3)
        Warren L. Batts.............................................      21,492  (4)(5)
        Robert M. Devlin............................................       4,200
        Clifford J. Grum............................................      22,200
        Linda A. Hill...............................................       4,200
        John D. Ong.................................................       7,900  (6)
        Sir Ralph H. Robins.........................................       4,575
        H. Lee Scott................................................       2,558  (5)
        Dan F. Smith................................................       4,280  (5)
        Gerald B. Smith.............................................           0
        James R. Wilson.............................................       7,973  (5)
        Ralph E. Jackson, Jr. ......................................     161,914  (2)(3)
        D. Bradley McWilliams.......................................     107,056  (2)(3)
        Diane K. Schumacher.........................................      70,905  (3)
        David R. Sheil..............................................      51,830  (2)(3)
        All Directors and Executive Officers as a Group.............   1,279,030  (2)(3)

---------------

(1) Includes shares held by executive officers in the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors' Stock Plan that are exercisable within a period of 60 days from March 1, 2001, as follows: Mr. Riley -- 243,499 shares; Mr.
    Batts -- 3,000 shares; Mr. Devlin -- 1,000 shares; Mr. Grum -- 2,000 shares; Ms. Hill -- 3,000 shares; Mr. Ong -- 3,000 shares; Sir Ralph Robins -- 3,000 shares; Mr. Wilson -- 2,000 shares; Mr. Jackson -- 87,499 shares; Mr. McWilliams -- 53,366 shares; Ms. Schumacher -- 41,332 shares; Mr.
    Sheil -- 39,398 shares; and all directors and executive officers as a group -- 657,952 shares.

(2) Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Executive Restricted Stock Incentive Plan, as follows: Mr. Riley -- 134,713 shares; Mr. Jackson -- 57,788 shares; Mr. McWilliams -- 26,833 shares; Mr. Sheil -- 517 shares; and all executive officers as a group -- 258,193 shares.

(3) Includes shares the receipt of which has been deferred pursuant to the Management Annual Incentive Plan, as follows: Mr. Riley -- 10,374 shares; Mr. Jackson -- 2,345 shares; Mr. McWilliams -- 4,187 shares; Ms. Schumacher -- 2,607 shares; Mr. Sheil -- 1,019 shares; and all executive officers as a group -- 20,532 shares.

(4) Includes 17,200 shares held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to these shares.

(5) Includes shares the receipt of which has been deferred by the directors under the Directors' Retainer Fee Stock Plan, as follows: Mr. Batts -- 1,292 shares; Mr. Scott -- 2,158 shares; Mr. D. Smith -- 3,480 shares; and Mr. Wilson -- 4,273 shares.

(6) Includes 400 shares owned by members of Mr. Ong's family.

MEETINGS OF THE COOPER BOARD AND ITS COMMITTEES

     Our Board of Directors met on five occasions during 2000. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served.

  Audit Committee

     The Audit Committee, which consists of all independent directors, held three meetings during 2000. The Committee's principal responsibilities are to:

     - Confer with management and the independent auditors regarding financial reporting issues and practices.

     - Review filings made with the SEC, including the annual financial statements and the annual report on Form 10-K.

     - Recommend to the Board the appointment of independent auditors and review the auditors' independence, scope of annual audit and audit fees.

     - Review the internal audit program and the corporate compliance program.

     - Review compliance with Cooper's Code of Ethics and Business Conduct.

     - Review the accounting principles and policies of Cooper.

  Executive Committee

     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held no meetings in 2000.

  Finance Committee

     The Finance Committee, which consists of all independent directors, held two meetings during 2000. The Committee's principal responsibilities are to:

     - Review Cooper's financial objectives, capital structure, financing arrangements and similar matters of a financial nature.

     - Make recommendations to the Board regarding dividends.

     - Review pension plan asset management.

  Management Development and Compensation Committee

     The Management Development and Compensation Committee, which consists of all independent directors, held three meetings during 2000. The Committee's principal responsibilities are to:

     - Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

     - Establish specific performance goals and objectives to be used to evaluate performance over a given period.

     - Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

     - Determine stock option and long-term performance share grants to employees.

     - Review compliance with stock ownership guidelines for executive officers and other key employees.

     - Review succession planning and executive development.

  Committee on Nominations and Corporate Governance

     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2000. The Committee's principal responsibilities are to:

     - Recommend nominees for election to the Board and Committee assignments.

     - Review and recommend action on shareholder proposals.

     - Review corporate governance principles.

     - Consider shareholder recommendations for nominees for election to the Board. (Shareholders must submit such recommendations in writing to Diane
       K. Schumacher, Senior Vice President, General Counsel and Secretary, Cooper Industries, Inc., 600 Travis Street, Suite 5800, Houston, Texas 77002.)

                       EXECUTIVE MANAGEMENT COMPENSATION

     The following table presents information about compensation paid or accrued for services by the Chief Executive Officer and our four most highly compensated executive officers (the "Named Executives") for fiscal years 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION(2)(3)
                                                                        -----------------------
                                             ANNUAL COMPENSATION(1)       AWARDS      PAYOUTS
                                           --------------------------   ----------   ----------
                   (a)                     (b)      (c)        (d)         (g)                        (i)
                                                                        SECURITIES      (h)           ALL
                                                                        UNDERLYING      LTIP         OTHER
                NAME AND                           SALARY     BONUS      OPTIONS      PAYOUTS     COMPENSATION
           PRINCIPAL POSITION              YEAR     ($)        ($)          #          ($)(4)        ($)(5)
           ------------------              ----   --------   --------   ----------   ----------   ------------
Riley, Jr., H. J. -- Chairman, President   2000   $910,000   $932,500    150,000     $1,258,351     $72,671
and Chief Executive Officer                1999    876,667    704,900    105,000      1,770,291      54,120
                                           1998    846,666    326,000     39,000      4,785,300      75,225

Jackson, Jr., R. E. -- Chief Operating     2000    479,063    344,400     60,000        460,361      35,350
Officer                                    1999    451,875    306,500     33,000        630,796      26,724
                                           1998    429,167    142,000     15,000      1,702,350      36,637

McWilliams, D. B. -- Senior Vice           2000    368,500    235,700     26,000        306,907      25,686
President and Chief Financial Officer      1999    352,500    202,300     21,000        435,312      20,993
                                           1998    336,459    114,000     10,000        977,145      25,491

Schumacher, D. K. -- Senior                2000    306,500    208,800     20,000        245,516      21,722
Vice President, General Counsel            1999    293,208    176,200     16,000        325,576      18,212
and Secretary                              1998    279,917    111,500      8,000        977,145      22,046

Sheil, D. R. -- Senior Vice President,     2000    272,917    208,800     20,000        133,024      20,210
Human Resources                            1999    243,333    176,200     26,000              0      13,785
                                           1998    218,250     63,000      4,000              0      13,646

---------------

(1) Column (e) "Other Annual Compensation" has been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any Named Executive does not exceed $50,000 or 10% of the total of annual salary and bonus for any such Named Executive.

(2) Column (f) "Restricted Stock Awards" has been omitted because there are no amounts to report.

(3) See the Long-Term Incentive Plan Table on page 14 disclosing long-term incentive awards granted in 2000 to the Named Executives pursuant to the Stock Incentive Plan.

(4) Represents performance-based shares that were earned by the Named Executives under the Stock Incentive Plan or the Executive Restricted Stock Incentive Plan in the last year of a four-year performance period ending on December 31 of each of the years listed in the table. For 2000, the dollar value of the performance award shares is based on the price of Cooper's Common Stock on February 13, 2001. The specific stock awards that were earned by the Named Executives for the four-year performance period ending on December 31, 2000 are as follows: H. J. Riley, Jr. 24,453 shares valued at $1,127,283; R.
    E. Jackson, Jr. 8,946 shares valued at $412,410; D. B. McWilliams 5,964 shares valued at $274,940; D. K. Schumacher 4,771 shares valued at $219,943; and D. R. Sheil 2,585 shares valued at $119,168. In addition, the amount of LTIP Payouts for 2000 includes the following amounts paid to the Named Executives which is equivalent to the amount of dividends on the performance based shares for the four-year performance period: H. J. Riley, Jr. $131,068; R.E. Jackson, Jr. $47,951; D. B. McWilliams $31,967; D. K.
    Schumacher $25,573; and D. R. Sheil $13,856.

(5) The figures in column (i) for 2000 include Cooper's contributions to the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan and to the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan, respectively, as follows: H. J. Riley, Jr. $5,119 and $67,552; R. E. Jackson, Jr. $6,103 and $29,247; D. B. McWilliams $4,837 and $20,849; D. K.
    Schumacher $7,650 and $14,072; and D. R. Sheil $7,148 and $13,062.

                                 STOCK OPTIONS

     The following table presents information about stock option grants to the Named Executives in the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                           --------------------------------------------------------
                                           NUMBER OF    PERCENT OF TOTAL
                                           SECURITIES       OPTIONS
                                           UNDERLYING      GRANTED TO      EXERCISE OR                GRANT DATE
                                            OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION     PRESENT
                  NAME                     GRANTED(#)     FISCAL YEAR       ($/SH)(1)     DATE(2)     VALUE($)(3)
                   (a)                        (b)             (c)              (d)          (e)           (f)
                  ----                     ----------   ----------------   -----------   ----------   -----------
Riley, Jr., H. J. .......................   150,000          10.52           $37.94       2/8/2010    $1,551,000
Jackson, Jr., R. E. .....................    60,000           4.21           $37.94       2/8/2010       620,400
McWilliams, D. B. .......................    26,000           1.82           $37.94       2/8/2010       268,840
Schumacher, D. K. .......................    20,000           1.40           $37.94       2/8/2010       206,800
Sheil, D. R. ............................    20,000           1.40           $37.94       2/8/2010       206,800

---------------

(1) The exercise price of each option is equal to the fair market value of Cooper's Common Stock on the date of grant of the option.

(2) Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant. An optionee may make lifetime transfers of nonqualified stock options to certain family members and trusts.

(3) The Black-Scholes option pricing model was used assuming a dividend yield of 3.5%, a risk-free interest rate of 6.67%, an expected stock price volatility based on historical experience of 26.4% and an expected option life based on historical experience of 7 years. The attribution of values with the Black-Scholes model to stock option grants requires adoption of certain assumptions, as described above. While the assumptions are believed to be reasonable, the reader is cautioned not to infer a forecast of earnings or dividends either from the model's use or from the values adopted for the model's assumptions. Any future values realized will ultimately depend upon the excess of the stock price on the date the option is exercised over the exercise price.

     The following table presents information about options exercised during 2000 and the unexercised stock options held at December 31, 2000 by the Named Executives.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT               IN-THE-MONEY OPTIONS
                                                                 FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                                  SHARES                      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                                 ACQUIRED         VALUE                  (d)                           (e)
            NAME              ON EXERCISE(#)   REALIZED($)   ---------------------------   ---------------------------
            (a)                    (b)             (c)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              --------------   -----------   -----------   -------------   -----------   -------------
Riley, Jr., H. J. ..........        0               0          145,500        233,000       $474,390      $1,469,700
Jackson, Jr., R. E. ........        0               0           51,500         87,000        165,270         570,420
McWilliams, D. B. ..........        0               0           34,366         43,334        111,894         260,180
Schumacher, D. K. ..........        0               0           26,666         33,334         84,639         199,841
Sheil, D. R. ...............        0               0           22,731         38,669         83,996         221,512

                                LONG-TERM AWARDS

     The following table presents information about long-term incentive awards granted in 2000 to the Named Executives under the Stock Incentive Plan. The performance-based share awards may be earned based on achievement of performance goals over a four-year period commencing January 1, 2000 and ending on December 31, 2003. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of 6% compound growth before any awards are earned. At least 15% compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Cooper Common Stock, or at the executive's election as approved by the Management Development and Compensation Committee, all or a portion of the earned award may be paid in cash.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                     ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                                 PRICE BASED PLANS
                                                                   ---------------------------------------------
             (a)                    (b)               (c)               (d)             (e)             (f)
                                 NUMBER OF       PERFORMANCE OR
                               SHARES, UNITS,     OTHER PERIOD
                                  OR OTHER      UNTIL MATURATION
            NAME                 RIGHTS(#)         OR PAYOUT         THRESHOLD        TARGET          MAXIMUM
            ----               --------------   ----------------   -------------   -------------   -------------
Riley, Jr., H. J. ...........      11,500          12/31/2003      11,500 shares   46,000 shares   64,400 shares
Jackson, Jr., R. E. .........       4,650          12/31/2003       4,650 shares   18,600 shares   26,000 shares
McWilliams, D. B. ...........       2,000          12/31/2003       2,000 shares    8,000 shares   11,200 shares
Schumacher, D. K. ...........       1,500          12/31/2003       1,500 shares    6,000 shares    8,400 shares
Sheil, D. R. ................       1,500          12/31/2003       1,500 shares    6,000 shares    8,400 shares

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG COOPER
           INDUSTRIES, INC., S&P 500 AND COOPER INDUSTRIES PEER GROUP

     The following graph compares the total shareholder return on Cooper's Common Stock for the five-year period December 31, 1995 through December 31, 2000 to the total returns for the same period of the Standard & Poor's 500 Stock Index and a Cooper Peer Group Index. The cumulative total return is based upon an initial investment of $100 on December 31, 1995 with dividends reinvested.

     We currently operate in two primary business areas: electrical products and tools and hardware. The Cooper Peer Group Index consists of corporations whose businesses are representative of these business segments and include: (1) Danaher Corporation, (2) Emerson Electric Co., (3) Hubbell Incorporated (Class
B), (4) The Stanley Works, (5) Thomas and Betts Corporation and (6) U.S. Industries. The Cooper Peer Group has been weighted in accordance with each corporation's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. The weighted return for each year is the sum of the products obtained by multiplying (a) the percentage that each corporation's market capitalization represents of the total market capitalization for all corporations in the Index for such year by (b) the total shareholder return for that corporation for such year.

                            CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1995
                           WITH DIVIDENDS REINVESTED

                              [PERFORMANCE GRAPH]

                                                       DEC-95   DEC-96   DEC-97   DEC-98   DEC-99   DEC-00
                                                       ------   ------   ------   ------   ------   ------
Cooper Industries Inc. ..............................   $100     $118     $141     $141     $123     $146
S&P 500(R)...........................................   $100     $123     $164     $211     $255     $232
Custom Composite Index (6 Stocks)....................   $100     $126     $157     $164     $152     $199

     The following graph is offered as an additional measure of Cooper's stock price performance in recent years. The graph compares Cooper's return with the return from an equal investment in the Cooper Peer Group made at the beginning of the five year period ended December 31, 2000, adjusted for dividend reinvestments, but with no adjustment for changes in market capitalization.

                      BUY AND HOLD CUMULATIVE TOTAL RETURN
         BASED UPON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1995
                           WITH DIVIDENDS REINVESTED

                              [PERFORMANCE GRAPH]

                                                       DEC-95   DEC-96   DEC-97   DEC-98   DEC-99   DEC-00
                                                       ------   ------   ------   ------   ------   ------
Cooper Industries, Inc. .............................   $100     $118     $141     $141     $123     $146
Custom Composite Index (6 Stocks)....................   $100     $136     $181     $170     $152     $148

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE COMMITTEE

     The Management Development and Compensation Committee (the "Committee") establishes compensation programs for our executive officers that are designed to benefit the long-term interests of Cooper and its shareholders. The Committee also reviews the performance of our executive officers and other key executives every year. The Committee also conducts a complete review of succession planning and executive development at least once every three years.

COMPENSATION PHILOSOPHY

     The Committee's policy is to compensate and reward executive officers and other key executives based on the combination of some or all of the following factors, depending on the executive's responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as sales growth, improved profitability, cash flow and management of working capital. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established under Cooper's Management Development and Planning Program.

     The Committee assesses individual performance as follows:

     - At the beginning of each performance period, the Committee establishes specific objectives to be used as the basis for evaluating the executive's performance.

     - During the performance period, the Committee holds periodic discussions on the status of performance objectives.

     - At the end of the performance period, the Committee reviews the executive's progress on the performance objectives so that there is a clear understanding of what the executive has accomplished.

     - The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period.

     - The Committee determines long-term stock incentive awards based on our sustained earnings per share performance over a four-year period.

     The Committee also takes into account the compensation practices of comparable manufacturing companies (as described below) to ensure that Cooper is able to attract, retain and reward executive officers whose contributions are critical to our long-term success.

     There are three major components of Cooper's executive compensation program: a base salary, an annual cash bonus and long-term stock incentive awards.

ANNUAL COMPENSATION

  Base Salary

     The Committee sets the base salary range for each executive officer using the Hay Group Inc. Job Evaluation System, which provides a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The Committee also considers the competitiveness of the base salary because the Committee believes it is critical to Cooper's success to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to set the salary ranges for executive officers. In 2000, the Hay Survey of Compensation Practices included 244 industrial companies with revenues in excess of $1 billion. The Committee believes that using this broad group of companies to establish salary levels is more appropriate than using a smaller group, such as the peer group used in the share performance graph, because it minimizes the effect of any one company on the average.

     The Committee's policy is to: (1) establish a salary range for the Chief Executive Officer and the other executives named in the Summary Compensation Table (the "Named Executives"); (2) set the midpoint of the range near the average of the Hay Survey; and (3) pay compensation within the established range. The Committee takes into account the individual's duties, responsibilities, work experience, impact on the business and individual performance when setting each executive's actual base salary. The Committee verifies the Hay data through use of a separate compensation study, known as the Total Compensation Measurement, which includes information on 354 companies compiled by Hewitt Associates. During 2000, the actual base salaries for the Named Executives approximated the 50th percentile of the Hay Survey.

     The Committee typically reviews salaries of senior executive officers at 12- to 15-month intervals, depending on individual performance and position in the salary range. The Committee makes base salary adjustments primarily based on individual performance with due consideration given to immediate past performance and business decisions that impact our future growth and economic stability.

  Annual Incentive Compensation

     The Management Annual Incentive Plan ("MAIP") is a bonus plan for senior executives that is designed to link executive compensation to achievement of our short-term business objectives. The maximum annual award that may be granted to a participant under the MAIP is $1.5 million. The Committee may pay awards earned in cash or in Cooper Common Stock or a combination of cash and stock. Subject to the Committee's approval, a participant in the MAIP may request to have all or a portion of his or her award paid in shares of Cooper stock.

     In February 2000, the Committee established the performance goals and maximum bonus opportunities under the MAIP for Named Executives and for other executive officers. The performance goals were based upon increases in earnings per share in 2000 over 1999. The bonus opportunity for the Named Executives ranges from 0% to 150% of the salary range midpoint, depending on the executive's position. Under the MAIP, the Committee has discretion to adjust the amount of any award that would otherwise be payable upon achievement of the performance goals based on its assessment of an individual's actual performance.

     In February 2001, the Committee determined and certified that the performance goals established at the February 2000 meeting of the Committee were met and cash bonuses were awarded to the Named Executives at an average of 81% of year-end base salary. The bonus amounts for each of the Named Executives are shown in column (d) of the Summary Compensation Table. Three of the executives elected to receive a portion of his or her award in either currently issued or deferred shares of Cooper Common Stock.

LONG-TERM EQUITY BASED COMPENSATION

  Stock Incentive Compensation

     The Committee provides incentives to executive officers that are tied to the long-term performance of Cooper in order to link the executive's interests to those of the shareholders and to encourage stock ownership by executives.

     In November 1995, the Committee adopted the Stock Incentive Plan ("Stock Plan"), which was approved by Cooper's shareholders in April 1996. The Stock Plan provides for the granting of stock options and performance-based share awards to the Named Executives and other key executives. The Committee determines the number of options and performance-based share awards granted based on actual compensation, assumptions relating to stock price and earnings growth, and recommendations from Frederic W. Cook & Co., a compensation consulting firm that advises the Committee on competitive practices among comparable manufacturing companies. The Committee believes that the stock options and performance-based share awards granted under the Stock Plan provide a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper's long-term goals and shareholders' interests on the other.

     In February 1997, the Committee granted performance-based share awards under the Stock Plan to the Named Executives for a four-year performance period beginning on January 1, 1997 and ending on December 31, 2000. The Committee set performance goals tied to cumulative compound growth in earnings per share during the performance period. The Committee determined that compound earnings per share growth over the period of at least 6% was required before any award would be earned and at least 15% was required for a payout at the maximum level.

     In February 2001, the Committee determined that Cooper had achieved an 8.99% cumulative increase in Cooper's operating earnings per share during the four-year performance period ending December 31, 2000. As a result, based on the performance criteria established in 1997, the Committee determined that 46,719 shares of

Cooper Common Stock were earned by the five Named Executives. The specific stock awards for the Named Executives for the four-year performance period ended December 31, 2000, are shown in column (h) of the Summary Compensation Table.

     In February 2000, the Committee granted stock options and performance-based share awards to the Named Executives under the Stock Plan. The Committee also granted stock options to other executive, and middle and upper level employees. The stock options expire ten years after the date of grant and become exercisable over a three-year period with one-third vesting in each successive year so that the option is fully exercisable after three years. The options granted in 2000 have an exercise price equal to the fair market value on the date of grant, which was $37.94 per share. The performance-based share awards were granted to the Named Executives for a four-year performance period beginning on January 1, 2000 and ending on December 31, 2003. The Committee set performance goals tied to the cumulative compound growth in earnings per share during the performance period. Cooper must have cumulative compound growth in earnings per share of at least 6% before any awards can be earned and growth of at least 15% for a payout at the maximum award level.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective November 1, 1999, the Committee established Mr. Riley's annual base salary at $910,000. Mr. Riley did not receive a salary increase in 2000.

     In February 2001, under the MAIP, the Committee awarded a cash bonus of $932,500 to Mr. Riley after reviewing Cooper's performance and determining that the criteria established under the MAIP in February 2000 had been met. Specific accomplishments during 2000 include continued growth in sales and operating earnings, increased cash flow, improved participation in high-growth electronics and telecommunications markets through core growth and the acquisition of B-Line Systems, and the further expansion of our electrical business through the acquisition of Eagle Electric and other complementary acquisitions in the United States and Europe.

     Also in February 2001, the Committee determined that Mr. Riley earned 24,453 shares of Common Stock from the performance-based award granted in 1997 under the Stock Plan. This award was based on achievement of a cumulative increase in earnings per share over the four-year performance period from January 1, 1997 through December 31, 2000 of 8.99%.

     In 2000, the Committee granted stock options and performance-based share awards under the Stock Plan to Mr. Riley. The options are shown on the table "Option Grants in Last Fiscal Year" on page 13 and the performance-based share awards are shown in the table "Long-Term Incentive Plan -- Awards in Last Fiscal Year" on page 14. The Committee determined the number of shares awarded to Mr. Riley using the same criteria as for other executive officers. The individual award was based on actual compensation, assumptions relating to stock price and earnings growth and the recommendations and advice of Frederic W. Cook & Co., a compensation consulting firm. The Committee believes that the stock options and performance share awards granted to Mr. Riley are competitive with awards provided to chief executive officers of other similar companies in related businesses. Through the stock options and performance share awards, a significant portion of Mr. Riley's compensation is tied directly to our financial performance and overall return to shareholders.

STOCK OWNERSHIP GUIDELINES

     Effective January 1, 1996, the Committee established stock ownership guidelines for executive officers and certain other key executives as a way to align more closely the interests of the key executives with those of the shareholders. These key executives were required to make continuing progress toward compliance with the guidelines during the five-year period beginning January 1, 1996 and to fully comply with the guidelines by December 31, 2000. Any officers appointed after January 1996 are subject to the guidelines and have a period of five years from appointment to comply. The guidelines are as follows:

     - Chief Executive Officer -- 4.5 times base salary

     - Other Senior Officers, including those other officers named in the Summary Compensation Table -- 3 times base salary

     - Other officers and division presidents -- 1.5 times base salary

     At its February 2001 meeting, the Committee reviewed the progress of covered executives relative to compliance with the Stock Ownership Guidelines and determined that all of the Named Executives are currently in compliance with the guidelines.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS

     The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The Committee believes that the bonuses paid pursuant to the MAIP and the awards and options granted pursuant to the Stock Plan will qualify as "performance-based" compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of all executive compensation.

Robert M. Devlin, Chairman    Sir Ralph H. Robins
Warren L. Batts               Dan F. Smith
Clifford J. Grum              James R. Wilson

                           OTHER COMPENSATION MATTERS

PENSION BENEFITS

     Upon retirement, the Named Executives may be entitled to retirement benefits from the Salaried Employees' Retirement Plan of Cooper Industries, Inc. ("Cooper Retirement Plan"), the Cooper Industries, Inc. Supplemental Excess Defined Benefit Plan ("Supplemental Plan") and the Crouse-Hinds Officers' Disability and Supplemental Pension Plan ("Crouse-Hinds Officers' Plan").

     Under the Cooper Retirement Plan, Cooper credits the individual's plan account four percent of each year's total compensation up to the Social Security wage base for the year, plus eight percent of each year's total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by Cooper to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns (c) and (d) of the Summary Compensation Table. However, neither performance-based share awards shown in column (h) of the Summary Compensation Table nor deferred compensation is included in total compensation for purposes of the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

     Benefits for service through June 30, 1986 were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. The participant receives interest credits on both initial balances and pay-based credits for benefits earned after July 1, 1986 until the participant begins to receive benefit payments. The Plan's interest credit rate for 2000 was 5.75% and will be 6.25% for 2001. The participant may elect to receive benefits at retirement payable in the form of an escalating annuity, a level annuity with or without survivorship or a lump-sum payment.

     The Supplemental Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. The Supplemental Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers' Plan is an unfunded, nonqualified plan that we assumed following the acquisition of Crouse-Hinds Company. Mr. Riley may receive benefits under the Crouse-Hinds Officers' Plan in addition to amounts payable under our other retirement plans.

                                PENSION BENEFITS

                                                                CREDITED         YEAR        ANNUAL
                                                              SERVICE AS OF   INDIVIDUAL   ESTIMATED
                                                               JANUARY 1,      REACHES     BENEFIT AT
                                                                  2001          AGE 65       AGE 65
                                                              -------------   ----------   ----------
Riley, Jr., H. J. ..........................................      38.2           2005       $903,000
Jackson, Jr., R. E. ........................................      25.0           2006        162,000
McWilliams, D. B. ..........................................      29.1           2006        171,000
Schumacher, D. K. ..........................................      20.9           2018        232,000
Sheil, D. R. ...............................................      14.8           2021        219,000

     For each Named Executive, the table above shows current credited years of service, the year each reaches age 65, and the projected annual pension benefit at age 65 under the Cooper Retirement Plan, the Supplemental Plan and the Crouse-Hinds Officers' Plan. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 2000 levels; and an interest credit rate of 6.25%.

CHANGE IN CONTROL ARRANGEMENTS

  Management Continuity Agreements

     Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.

     If, during the two-year period following a change in control, Cooper or its successor terminates the executive's employment other than for "cause" or the executive voluntarily terminates employment for "good reason" (as such terms are defined in the agreements), the executive shall receive a lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer, Chief Operating Officer and Senior Vice Presidents and 2x in the case of the other key executives) of the sum of the executive's salary and bonus, together with the continuation of employee benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment. The executive would also receive a pro rata payment of their target bonus for the year of termination and a lump-sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper's various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive. Finally, the agreements provide for a tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.

  Management Annual Incentive Plan

     The Named Executives participate in the Management Annual Incentive Plan, which provides an annual bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the "Committee"), bonuses are based upon performance goals set by the Committee in February of the bonus year. The Committee may make the award in cash or stock or a combination of both. The Plan provides that upon a change in control of Cooper, all outstanding awards will be deemed earned on a pro rata basis at the target level and will be paid in cash to each eligible executive.

  Stock Incentive Plan

     The Named Executives have been granted stock options and performance-based share awards under the Stock Incentive Plan ("Stock Plan"). Options granted under the Stock Plan vest over a period of three years and have a 10-year term. Performance-based share awards granted under the Stock Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued and cash equal to the dividends on the performance shares is paid. The Stock Plan provides that upon a change in control of Cooper, all options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper Common Stock (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. In addition, all outstanding performance shares will be deemed earned at the target level and will be issued.

DIRECTOR COMPENSATION

     Cooper pays nonemployee directors an annual retainer fee of $45,000. In addition, nonemployee directors are paid meeting attendance fees of $1,000 for regular committee meetings and $2,000 for special Board or committee meetings. An additional annual retainer of $6,000 is paid to each nonemployee chairman of a standing committee.

     In lieu of receiving the annual retainer and meeting fees in cash, each nonemployee director may elect, under the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by the director or until retirement from the Board. Alternatively, each nonemployee director may elect to receive all or a portion of the annual retainer fee and meeting fees in shares of Cooper Common Stock instead of cash, under the Directors' Retainer Fee Stock Plan. The Directors' Retainer Fee Stock Plan also provides that each nonemployee director may elect to defer the receipt of all or a portion of the shares of Common Stock otherwise payable under the Plan.

     Prior to February 1996, under the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board's director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable annually in January for the preceding year, or quarterly if elected, for the number of years in which the director served on the Board (counting a fractional year as a full year), with payment to cease with the death of the retired director. In February 1996, the Board terminated the Plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the Plan at that time were grandfathered.

     For years prior to 1996, each nonemployee director could have elected to receive, in lieu of the annual retainer fee, a nonqualified stock option covering 2,000 shares of Cooper Common Stock under Cooper's 1989 Director Stock Option Plan (the "1989 Director Plan"). In February 1996, the Board of Directors terminated the 1989 Director Plan, except to the extent options were outstanding. During 2000, 4,000 shares of Cooper Common Stock were issued pursuant to the exercise of previously granted options under the 1989 Director Plan. As of December 31, 2000, no options were outstanding under the 1989 Director Plan.

     The Directors' Stock Plan, which was approved by the shareholders in April 1996, replaced the 1989 Director Plan and the Directors Retirement Plan. Under the Directors' Stock Plan, each nonemployee director receives an annual stock award of 500 shares of Cooper Common Stock on each annual meeting date. Each newly elected or appointed nonemployee director receives, upon election or appointment, a pro rata stock award according to the time remaining before the next annual meeting date. Each nonemployee director may elect under the Directors' Stock Plan to defer receipt of all or a portion of the shares of Common Stock payable under the Plan until a date determined by the director or until retirement from the Board. Each nonemployee director is also granted annually a stock option for 1,000 shares at fair market value under the Directors' Stock Plan. The option vests on the third anniversary of the date of grant and has a 10-year term. As of December 31, 2000, options for 44,000 shares were outstanding under the Directors' Stock Plan.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is composed of seven independent directors and acts under a written charter adopted by the Board of Directors, which is attached to this proxy statement as Appendix A. The Audit Committee is responsible for overseeing Cooper's financial reporting process on behalf of the Board of Directors. Cooper's management is primarily responsible for the Company's financial statements and the quality and integrity of the reporting process, including the systems of internal controls. The independent auditors, Ernst & Young LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2000, with Cooper's management and representatives of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors their independence from Cooper and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of nonaudit services with the auditors' independence.

     In reliance on its review of the audited financial statements and the discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Cooper's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

James R. Wilson, Chairman                  H. Lee Scott
Linda A. Hill                              Dan F. Smith
John D. Ong                                Gerald B. Smith
Sir Ralph H. Robins

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board selects our independent auditors for each year. During the year ended December 31, 2000, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Audit fees for the last fiscal year were $905,000 and all other fees were $2,603,073, including audit related services of $1,362,804 and nonaudit services of $1,240,269. Audit related services generally include fees for pension and statutory audits, accounting consultations, SEC registration statements and business acquisitions.

     Representatives of Ernst & Young will be present at the meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements included in Appendix D hereto. Representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so.

                                   FORM 10-K

     A copy of the 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed with the Securities and Exchange Commission will be available on our home page at www.cooperindustries.com or may be obtained upon request and without charge, by writing:

                           Public Affairs Department
                            Cooper Industries, Inc.
                                 P.O. Box 4446
                              Houston, Texas 77210

                                   PROPOSAL 2

                      APPROVAL OF THE AMENDED AND RESTATED
                              STOCK INCENTIVE PLAN

     The Board of Directors has adopted, and the shareholders are being asked to approve, the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (the "Plan"), which is attached to this proxy statement as Appendix B. Shareholder approval of the Plan is necessary so that awards under the Plan will continue to constitute "performance-based compensation" under Section 162(m) of the Internal Revenue Code (the "Code") and will be tax deductible by Cooper. Also, the Plan has been amended to:

     - prohibit the repricing of stock options, including by cancellation and reissuance;

     - increase by 5 million the number of authorized shares available under the Plan;

     - change the limit on total stock options that may be granted to an individual executive officer to a total of 1,000,000 shares in a continuous five-year period;

     - clarify the Plan's terms regarding the distribution of shares and accrued dividends and interest in a participant's deferral account upon a change in control; and

     - clarify that upon a change in control the Board shall have the discretion to authorize the issuance of substitute options to replace previously issued options or to assume previously issued options, in lieu of making a cash payment to each participant with an outstanding stock option equal to the excess of the change in control price over the exercise price.

     Following the Board's approval of stock option grants in February 2001, there were 5,325,484 shares subject to outstanding stock options, 750,684 shares subject to outstanding performance share awards for current performance periods (assuming achievement of the maximum performance goal level) and 201,043 shares remaining available for future grants. A total of 215,472 performance share awards have been issued under the Plan for prior performance periods. The Board believes that the total number of shares reserved for issuance under the Plan should be increased from the current authorized level of 7 million shares to 12 million shares to ensure that sufficient shares are available under the Plan to reward and motivate existing employees and attract new employees. This would increase the number of shares available for future grants from 201,043 shares to 5,201,043 shares. The Board believes that the future success of Cooper is dependent upon the quality and continuity of management, and that the compensation programs provided by the Plan are important to attracting and retaining individuals of superior ability and in motivating their efforts on behalf of Cooper.

DESCRIPTION OF THE PLAN

     The Plan was approved by the shareholders at the 1996 Annual Meeting. In August 1998, the Management Development and Compensation Committee approved minor changes to revise the definition of a "change in control" consistent with the definition in other benefit plans sponsored by Cooper and to clarify the performance shares deemed earned upon a change in control. The Plan is intended to advance Cooper's interests by providing financial incentives that correspond to Cooper's performance and shareholder value and giving executives and key employees an opportunity to acquire a proprietary interest in Cooper. A summary of the essential features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan.

  Eligibility

     Officers and key employees of Cooper, its subsidiaries and affiliates are eligible to receive awards. There are approximately 650 persons currently eligible to participate in the Plan, including the executives named in the Summary Compensation Table.

  Plan Administration

     The Plan is administered by the Management Development and Compensation Committee (the "Committee") of the Board of Directors. The Committee consists entirely of independent directors. The Committee has authority to select participants to whom awards will be made, determine the type, amount and terms of any award, adopt administrative policies and otherwise interpret and carry out the Plan. The Committee may not take any action that would prevent awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") or prevent awards from constituting "performance-based compensation," within the meaning of Section 162(m) of the Code. The proposed amendments to the Plan prohibit the repricing of stock options by any method, including by cancellation and reissuance.

  Awards

     Awards under the Plan may be in the form of stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), restricted stock and performance-based share awards.

     Stock options are exercisable in whole or in such installments and at such times and upon such terms as the Committee determines, provided that no stock options will be exercisable more than 10 years after grant. The exercise price of any option may not be less than the fair market value of a share of Common Stock on the date of grant. Participants may pay the exercise price of a stock option in cash, Common Stock, a combination thereof or such other consideration as the Committee may deem appropriate.

     Restricted stock may be awarded in such numbers and at such times as the Committee determines. Restricted stock is subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of Cooper. The Committee establishes the period of vesting and forfeiture restrictions at the time of grant, provided that vesting will be at least one year from the date of grant, except in the event of a Change in Control. The Committee may grant to a participant to whom restricted stock has been awarded all or any of the rights of a shareholder with respect to such restricted stock, including dividends or dividend equivalents and voting rights. It is Cooper's intention that awards of restricted stock be used only in unusual, limited circumstances, such as for attracting a new, key executive. No restricted stock awards have been granted under the Plan.

     The Committee may grant an award of performance shares to participants as of the first day of each performance period established by the Committee, which must be at least one year. Performance goals are established by the Committee not later than 90 days after the commencement of the applicable performance period. At the end of the period, the performance shares are converted into Common Stock, cash or a combination thereof and distributed based upon attainment of the performance goals. Upon issuance of performance shares, Cooper pays to the participant an amount equal to the aggregate amount of dividends that the participant would have received had the participant owned the shares during the performance period.

     Performance criteria used to establish performance goals include one or any combination of the following: (1) Cooper's return on equity, assets, capital or investment; (2) pre-tax or after-tax profit levels of Cooper, any subsidiary or business segment; (3) cash flow or similar measure; (4) total shareholder return; (5) changes in the market price of the Common Stock; or (6) market share. Performance goals specify achievement targets for each applicable performance criterion, including a threshold level below which no award will be payable. Each award specifies the amount payable, or the formula for determining the amount payable, upon achievement of applicable performance targets. Performance goals may be different for each performance period and for each participant for the same period. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items and may modify performance results upon which awards are based to offset any unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code.

  Shares Subject To Plan

     The aggregate number of shares of Common Stock available for awards granted under the Plan is 12 million consisting of 7 million shares approved at the 1996 Annual Meeting plus 5 million shares being submitted for shareholder approval at the 2001 Annual Meeting. No more than 2.3 million are available for restricted stock and performance shares. Shares available for awards are subject to adjustment for any stock split, stock dividend or other similar change in Cooper's outstanding shares of Common Stock. Shares issued under the Plan may be authorized but unissued shares or treasury shares. Common Stock related to awards that are forfeited or expire unexercised become available for future awards. If an award is exchanged for cash or other property of comparable value, the Common Stock related to the award is deducted from the shares available for future awards.

     No participant who is an executive officer may receive awards of stock options in excess of 1,000,000 shares in a continuous five-year period. No participant who is an executive officer may receive awards of restricted stock and performance shares in excess of the greater of 125,000 shares per calendar year or a total of 500,000 shares in a continuous four-year period.

     The closing price of Cooper's Common Stock on the New York Stock Exchange on March 1, 2001, was $41.80 per share.

  Change in Control

     Immediately upon a Change in Control, as defined in the Plan, all outstanding awards will vest automatically, all forfeiture restrictions will lapse and all performance shares will be deemed earned at the target performance goal level. Additionally, upon a Change in Control, Cooper will cancel all options and make a cash payment to each participant with an outstanding option equal to the difference in the fair market value of Cooper Common Stock (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. At Cooper's option, Cooper may issue shares in lieu of making a cash payment with respect to outstanding stock options. Also, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume stock options by means of a substitution of new options for previously issued options or an assumption of previously issued options, in lieu of making a cash payment.

     Under certain circumstances, an accelerated vesting or the cash out of stock options, or an accelerated lapse of restrictions on other awards, in connection with a Change in Control might be deemed an "excess parachute payment" under Section 280G of the Code. To the extent payments are considered to be "excess parachute payments," the participant may be subject to an excise tax and Cooper may be denied a tax deduction. In such cases, the participant may disclaim any entitlement to any payment or benefit under the Plan that would constitute such "excess parachute payment."

  Amendment, Suspension and Termination

     The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment may impair the rights of any participant without such participant's consent and no amendment will be effective prior to approval by Cooper's shareholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code or Rule 16b-3 issued under the Exchange Act to preserve the applicability of any exemption provided by such rules to any award then outstanding. Subject to earlier termination pursuant to the above, the Plan will terminate November 7, 2005. After that date, no future awards may be granted, but previously granted awards will remain outstanding in accordance with their applicable terms and conditions.

  Nontransferability of Options

     Awards granted under the Plan are not transferable or assignable other than
(1) by will or the laws of descent and distribution, (2) by gift or other transfer (other than an incentive stock option unless permitted by the Code) to any trust or estate in which the original participant or such participant's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative (subject to Rule 16b-3 of the Exchange
Act), or (3) pursuant to a qualified domestic relations order.

  Deferrals

     The Committee may require or permit participants to defer the receipt of any award. It also may provide that deferred amounts be credited with interest or with dividend equivalents where the deferral amount is denominated in shares.

  Certain Federal Income Tax Consequences

     The following summary generally describes the principal federal income tax consequences under current tax laws of certain events under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or to Cooper, nor does it describe foreign, state or local tax consequences.

  Incentive Stock Options

     No income results to a participant upon the grant or exercise of an incentive stock option ("ISO") provided that (1) there is no disposition of stock received upon exercise of an ISO within two years from the date the ISO is granted or within one year from the date the ISO is exercised (the "ISO holding periods"); and (2) the participant is an employee of Cooper or a subsidiary of Cooper at all times during the period commencing on the date of grant and ending on the date three months (or one year in the case of a participant who is totally and permanently disabled) prior to the date of exercise.

     In the event of a disposition of stock received upon exercise of an ISO after the ISO holding periods have been satisfied, any gain or loss, equal to the difference between the amount realized upon such disposition and the option price, generally will be taxable as long-term capital gain or loss. In the event of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, the participant will recognize ordinary income equal to the excess of the fair market value of such stock at the time of exercise (or the amount realized upon such disposition, if less) over the option price. If the amount realized upon such disqualifying disposition exceeds the fair market value of such stock at the time of exercise, the excess will be taxable as long-term or short-term capital gain, depending on the participant's holding period.

     No deduction is allowable to Cooper upon the grant or exercise of an ISO. In the event that a participant recognizes ordinary income as a result of a disposition of stock received upon exercise of an ISO prior to the expiration of the ISO holding periods, Cooper generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

     Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the participant rather than in cash.

  Nonstatutory Stock Options

     No income is recognized upon the grant of a nonstatutory stock option to a participant. The participant recognizes ordinary income upon exercise of the nonstatutory stock option equal to the excess of the fair market value of the stock on the date of exercise over the option price. Such ordinary income is subject to withholding. The participant's tax basis in these shares will be their fair market value when purchased. On subsequent sale of such shares, gain or loss will be recognized in an amount equal to the difference between the tax basis and the amount realized on such sale. If the participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon the exercise of the nonstatutory stock option, but generally may recognize ordinary income six months thereafter in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at that time over the option price.

     Certain additional special rules may apply if the exercise price for an option is paid for with shares previously owned by the participant rather than in cash.

  Restricted Stock

     A participant generally will not recognize taxable income upon the grant of restricted stock, and the recognition of any income will be postponed until the time that the restrictions on the shares lapse, at which time the participant will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse. A participant may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the participant will recognize ordinary income equal to the fair market value of the restricted stock at the time of grant determined without regard to any of the restrictions thereon.

  Performance Shares

     When performance shares are earned and stock is issued, a participant will realize ordinary income equal to the fair market value of the performance shares. If a participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon receipt of performance shares, but generally may recognize ordinary income six months thereafter in an amount equal to the fair market value of the performance shares at that time.

  Dividend Equivalents

     A participant realizes ordinary income upon the receipt of dividend equivalents in an amount equal to any cash received.

  Deductibility by Cooper

     The Company generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to nonstatutory stock options, restricted stock, performance shares and dividend equivalent payments.

     The benefits that have been received under the Plan in 2000 are disclosed in the Option Grants in Last Fiscal Year Table and the Long-Term Incentive Plan -- Awards in Last Fiscal Year Table on pages 13 and 14 of this proxy statement. No restricted stock awards have been granted under the Plan.

     On February 13, 2001 the Board of Directors granted awards of stock options and performance shares under the Plan. The following table provides information as to the awards granted.

                        2001 STOCK INCENTIVE PLAN AWARDS

                                                                              PERFORMANCE-SHARE
                                                              STOCK OPTIONS        AWARDS
                     NAME AND POSITION                         # SHARES(1)       # SHARES(2)
                     -----------------                        -------------   -----------------
Riley, Jr., H. J. -- Chairman,                                    162,500           75,800
President and Chief Executive Officer

Jackson, Jr., R. E. -- Chief Operating Officer                     80,000           37,300

McWilliams, D. B. -- Senior Vice                                   33,300           15,200
President and Chief Financial Officer

Schumacher, D. K. -- Senior Vice President,                        27,500           12,800
General Counsel and Secretary

Sheil, D. R. -- Senior Vice President,                             27,500           12,800
Human Resources

All Current Executive Officers as a Group                         464,000          214,400
(including those named above)

All Employees as a Group (excluding                             1,131,600           62,000
Current Executive Officers)

---------------

(1) The option exercise price per share is $46.10, the average of the high and low sales prices of Cooper's Common Stock on the date of grant. Options expire 10 years from the date of grant and become one-third exercisable after one year, two-thirds exercisable after two years and fully exercisable after three years from the date of grant. An optionee may make lifetime transfers of nonqualified stock options to certain family members and trusts.

(2) The performance-share awards may be earned based on achievement of performance goals over a four-year period commencing January 1, 2001 and ending on December 31, 2004. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of 6% compound growth before any awards are earned. The table shows the maximum number of performance shares that may be earned. At least 15% compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Cooper Common Stock, or at the executive's election as approved by the Management Development and Compensation Committee, all or a portion of the earned award may be paid in cash.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED STOCK INCENTIVE PLAN.

                                   PROPOSAL 3

                      APPROVAL OF THE AMENDED AND RESTATED
                        MANAGEMENT ANNUAL INCENTIVE PLAN

     The Board has adopted, and the shareholders are being asked to approve, the Cooper Industries, Inc. Amended and Restated Management Annual Incentive Plan (the "MAIP" or the "Plan"), which is attached to this proxy statement as Appendix C. Shareholder approval of the Plan is necessary so that awards under the Plan will continue to constitute "performance-based compensation" under
Section 162(m) of the Internal Revenue Code (the "Code") and will be tax deductible by Cooper. Also, the Plan has been amended to:

     - extend the term of the Plan by five years (until November 7, 2005);

     - raise the maximum annual incentive award that may be granted to a participant from $1.5 million to $2.5 million;

     - clarify the Plan's terms regarding distribution of shares and accrued dividends and interest in a participant's deferral account; and

     - allow the Committee to adjust a participant's award under the Plan based on its assessment of the participant's performance, provided the adjustment is permitted under Section 162(m) of the Code and the total award, as adjusted, does not exceed the maximum award opportunity.

DESCRIPTION OF THE PLAN

     The Plan was approved by the shareholders at the 1996 Annual Meeting and an amendment to the Plan was approved by the shareholders at the 1998 Annual Meeting. In August 1998, the Committee approved additional minor amendments to revise the definition of a "change in control" consistent with other benefit plans sponsored by Cooper and to clarify the awards deemed earned upon a change in control. The Plan is designed so that payments to senior executives will constitute performance-based compensation under Section 162(m) of the Code and will be tax deductible by Cooper. The Plan furthers the Board's policy of linking executive compensation to Cooper's performance and shareholders' interests as a whole. A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan.

  Eligibility

     Participation in the Plan is limited to the Chairman; the Chief Executive Officer; the President; the Chief Operating Officer; any Executive Vice President; any Senior Vice President; and any other senior officer reporting directly to the Chief Executive Officer. There are seven persons currently eligible to participate in the Plan.

  Plan Administration

     The Plan is administered by the Management Development and Compensation Committee (the "Committee") of the Board of Directors. The Committee consists entirely of independent directors. The Committee establishes performance criteria and certifies in writing as to the achievement of performance criteria prior to payment of any awards. The Committee has the discretion to adjust the amount of any award that would otherwise be payable to a participant based upon its assessment of that participant's performance, provided the adjustment is permitted under Section 162(m) of the Code and the total award, as adjusted, does not exceed the maximum potential award previously determined by the Committee.

     The total number of shares of Common Stock available for issuance under the Plan is 500,000 shares and is subject to adjustment in the event of any change in the number of outstanding shares by reason of a stock dividend, stock split, recapitalization or similar corporate change. Shares available for issuance under the Plan may be authorized but unissued shares or treasury shares. The proposed amendments to the Plan do not increase the number of shares available for issuance under the Plan. To date, 2,219 shares have been issued under the Plan and 20,532 shares have been earned and deferred.

  Awards

     Awards under the Plan may be paid in cash or shares or a combination of cash and shares. Subject to the Committee's approval, a participant may request to have all or a portion of his or her award paid in shares. For amounts paid in shares, the number of shares to be paid shall be determined by dividing the amount of the award to be paid in shares by the fair market value of a share on the date the Committee determines that the award is earned. Only whole shares will be distributed; fractional shares will be paid in cash.

  Performance Goals and Measures

     The Committee establishes, no later than 90 days after the beginning of each year, performance goals for such year based upon one or more of the following performance measures: return on equity, assets, capital or investment; pre-tax or after-tax profit levels; and cash flow or similar measures. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals include a threshold level below which no award will be payable and a maximum award opportunity for each participant. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items and may modify performance results upon which awards are based to offset unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code. The maximum annual award that may be granted to a participant under the Plan is $2.5 million.

  Change in Control

     Immediately upon a Change in Control, as defined in the Plan, all outstanding awards shall be deemed earned at the commendable performance goal level and Cooper shall make a pro rata payment to each participant within 10 days after the effective date of the Change in Control in an amount corresponding to the number of months elapsed in the year of the Change in Control.

  Deferrals

     The Committee may permit participants to defer receipt of all or a portion of an award. If such amounts deferred are in shares, a deferral account will be established for the participant, and amounts equal to the dividends or distributions that would have been paid on those shares shall be credited to the participant's deferral account. The accrued dividends shall be credited with interest. Upon a Change in Control, any shares credited to a participant's deferral account shall be issued immediately and accrued dividends and interest will be paid in a lump sum cash payment.

  Amendment, Suspension and Termination

     The Board of Directors may amend, suspend or terminate the Plan at any time except that no amendment will be effective prior to approval by the shareholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code. Further, no amendment will be effective that would (1) increase the maximum amount that can be paid to a participant under the Plan, (2) change the performance criterion set forth in the Plan, or (3) modify the eligibility requirements of participants, without shareholder approval. Subject to earlier termination pursuant to the above, the Plan will terminate November 7, 2005.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED MANAGEMENT ANNUAL INCENTIVE PLAN.

                                   PROPOSAL 4

                              SHAREHOLDER PROPOSAL

     Six shareholders have informed us that they intend to present jointly the following proposal at the meeting. The shareholders are as follows: Benedictine Sisters, 530 Bandera Road, San Antonio, Texas 78228, owner of 50 shares of Cooper Common Stock; the Loretto Literary and Benevolent Institution (also known as the Sisters of Loretto), 527 Larkhill Court, St. Louis, Missouri 63119-4943, owner of 458 shares of Cooper Common Stock; Domini Social Investments LLC, 11 West 25th Street, 7th Floor, New York, New York 10010-2001, owner of 27,800 shares of Cooper Common Stock; the Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas 77223-0969, owner of 300 shares of Cooper Common Stock; the Congregation of Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, Texas 78704-4322, owner of 75 shares of Cooper Common Stock; and St. Joseph Health System, 500 S. Main St., Suite 1000, Orange, California 92868, owner of 100 shares of Cooper Common Stock.

                PROPOSAL FOR A GLOBAL SET OF CORPORATE STANDARDS

     WHEREAS, our company, as a global corporation, faces numerous complex problems which also affect our interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

     A "Millennium Poll on Corporate Social Responsibility" interviewed over 25,000 citizens in 23 countries and found that two in three citizens want companies to go beyond their historical role of making a profit, paying taxes, employing people and obeying all laws; they want companies to contribute to broad societal goals as well. (Environics International Ltd., October 1999)

     Companies are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies should find effective ways to eliminate the use of child labor, forced labor, bribery and harmful environmental practices.

     We believe global companies need to implement comprehensive codes of conduct, such as those found in the "Principles for Global Corporate
Responsibility: Bench Marks for Measuring Business Performance," developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

     Our company should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of global companies are developing credible code enforcement mechanisms that include independent monitoring.

     Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

     RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and to report a summary of this review to shareholders by October 2001.

                              SUPPORTING STATEMENT

     We recommend the review include the following areas:

          1. A description of policies which are designed to protect human rights -- civil, political, social, cultural and economic -- consistent with respect for human dignity and international labor rights standards.

          2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

          3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

          4. Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

     We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide its decisions.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

     We have adopted corporate policies relating to employment practices, employee health and safety and environmental management, which apply equally to our worldwide operations. These policies were designed to ensure compliance with the laws of the various countries in which we operate. Our management reviews and amends these policies as necessary and is committed to ensuring that they are enforced worldwide. We have a corporate compliance committee that reviews compliance with our policies and applicable laws and a report on compliance is given annually to the Audit Committee of the Board. Therefore, the Board of Directors believes that conducting a special review and preparing a special report upon our standards for international operations is unnecessary and would not be an effective use of our corporate resources. We remain committed to treating all employees with dignity, fairness and respect, protecting the health and safety of our employees and protecting the environment.

     Proposal 4 was presented at our 1999 and 2000 Annual Shareholders' Meetings and received less than 7% of the votes cast at each of the meetings. We believe that this is an indication that our shareholders are satisfied that we are meeting our ethical obligation to act responsibly in the global communities in which we operate.

     For these reasons, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

                             PURPOSE AND PROCESSES

     The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities relating to the Company's financial reporting process, systems of internal accounting and financial control, the annual independent audit of the Company's financial statements, and the Company's legal compliance and ethics programs as established by management. Upon appointment by the Board of Directors, the Company's independent auditor shall be accountable to the Board and the Committee. The independent auditor shall report to the Committee. The Committee shall report to the Board on the results of its activities and submit to the Board any recommendations the Committee may have from time to time. The Company's internal audit staff has a dual reporting relationship, directly to the Committee and the Senior Vice President and Chief Financial Officer of the Company.

     The Committee may, from time to time, adopt rules and make provisions as deemed appropriate for the conduct of meetings, for considering, acting upon and recording matters within its authority and for making such reports to the Board as it may deem appropriate. In discharging its oversight role, the Committee is empowered to investigate any matter within the scope of its authority and may engage independent resources to assist in its investigations as it deems necessary.

                                   MEMBERSHIP

     Committee members shall be appointed by the Board on recommendation of the Committee on Nominations and Corporate Governance. The Committee shall be comprised of not less than three directors. Each member shall be a director who is not an employee of the Company and who has no relationship to the Company that may interfere with the exercise of his or her independent judgment. All members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

                              KEY RESPONSIBILITIES

     The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

     The Board has delegated to the Committee the following functions in carrying out its oversight responsibilities:

     - Review with the independent auditors the planned scope of their examination.

     - Review with management and the independent auditors the audited annual financial statements required by the Securities and Exchange Commission and review and consider any matters required to be communicated by the independent auditors in accordance with Statement of Auditing Standards ("SAS") No. 61, Communication with Audit Committees.

     - Review with management and the independent auditors the quarterly financial results prior to the release of earnings and/or the filing of the Company's Quarterly Report on Form 10-Q and review and consider any matters required to be communicated by the independent auditors in accordance with SAS No. 61. The Chair of the Committee (or his or her Committee designee) may represent the entire Committee for purposes of this review.

     - Review the independence of the independent auditors including:

      -- Requesting annually from the auditors a formal written statement delineating all relationships, including the scope of any non-audit work, between the auditor and the Company consistent with Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees;

      -- Discussing with the auditors any such disclosed relationships that may adversely affect the auditors' independence; and

      -- Recommending that the Board take appropriate action in response to the auditors' report to satisfy itself of the auditors' independence.

     - Recommend nomination of the independent auditor for appointment by the Board (or to be proposed for shareholder approval in any proxy statement), evaluate and, where appropriate, recommend replacement of the auditor by the Board.

     - Review the scope and results of the Company's internal audit activity.

     - Review matters involving major financial risk exposures to the Company and actions management has taken to monitor and control such exposures.

     - Review the Company's Code of Ethics and Business Conduct and the procedures for monitoring compliance and, at least annually, review compliance with applicable laws, regulations and the Code of Ethics and Business Conduct.

     - Review and approve the fees to be paid to the independent auditors.

     - Review filings made with the Securities and Exchange Commission as required.

     - Prepare annually a report to shareholders, as required by the Securities and Exchange Commission, for inclusion in the Company's annual proxy statement.

     - Review and reassess the adequacy of its charter on an annual basis.

                                   APPENDIX B

                            COOPER INDUSTRIES, INC.
                              AMENDED AND RESTATED
                              STOCK INCENTIVE PLAN
                  (AS AMENDED AND RESTATED FEBRUARY 14, 2001)

                             I. PURPOSE OF THE PLAN

     The Cooper Industries Stock Incentive Plan is intended to provide Cooper Industries, Inc. (the "Company") a means by which it can engender and sustain a sense of proprietorship and personal commitment on the part of its executives, managers and other key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to certain employees shares of the Common Stock of the Company, on the terms and conditions established herein.

                                II. DEFINITIONS

     2.1 "Award" means any form of Stock Option, Restricted Stock or Performance Share granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

     2.2 "Award Agreement" means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

     2.3  "Board" shall mean the Board of Directors of the Company.

     2.4 A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below; or

          (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

          (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

          Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          For purposes of this section, "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     2.5 "Change in Control Price" means the higher of (i) the Fair Market Value on the date of determination of the Change in Control, or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Company.

     2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.7  "Commission" shall mean the Securities and Exchange Commission.

     2.8 "Committee" means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

     2.9 "Common Stock" or "Shares" shall mean the shares of Common Stock, par value $5.00 a share, of the Company and other such securities of the Company as the Committee may from time to time determine.

     2.10  "Dividend Equivalent" shall mean any right granted pursuant to
Section X hereof.

     2.11  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.12 "Executive Officer" means an executive officer as defined in Rule 3b-7 promulgated under the Exchange Act.

     2.13 "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common Stock as reported on the Stock Exchange composite tape on the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

     2.14 "Incentive Stock Option" shall mean an option granted under Section VII hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

     2.15  "Nonstatutory Stock Option" shall mean an option granted under
Section VII hereof that is not intended to be an Incentive Stock Option.

     2.16 "Option" shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such prices and during such Period or Periods as the Committee shall determine.

     2.17 "Participant" means an officer or key employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan.

     2.18 "Performance Goals" or "Targets" in respect to Awards of Performance Shares are defined as the performance criterion or criteria established by the Committee, pursuant to Section 9.3 hereof.

     2.19 "Performance Period" shall mean that period established by the Committee at the time any Performance Shares are granted, provided that a Performance Period shall be a minimum of one year.

     2.20 "Performance Share" shall mean any grant pursuant to Section IX hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

     2.21 "Plan" shall mean the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (dated November 7, 1995, as amended and restated February 14, 2001).

     2.22 "Restricted Stock" shall mean any Shares issued pursuant to Section VIII and which are subject to such terms, conditions and restrictions as the Committee deems appropriate, including but not limited to restrictions on transferability, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

     2.23 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

     2.24 "Stock Exchange" means the New York Stock Exchange, Inc. ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.

     2.25 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

                              III. ADMINISTRATION

     3.1  The Plan shall be administered by the Committee.

     3.2 Subject to the provisions of the Plan, the Committee shall have the authority in its sole discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to select the Participants; to determine the type of Awards to be made to Participants; to determine the Shares subject to any Award and the terms, conditions and restrictions relating to any Award; to determine whether, to what extent and under what circumstances any Award may be settled, cancelled, forfeited, exchanged, or surrendered; to waive or modify any condition applicable to an Award (other than a Performance Share Award to Executive Officers if inconsistent with Section 162(m)); to make adjustments in the performance goals of an Award (i) in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (with respect to Awards made to Executive Officers, to the extent in accordance with
Section 162(m), if applicable) or (ii) in response to changes in applicable laws, regulations, or accounting principles; to interpret the Plan; to establish, amend or rescind any administrative policies; to determine the terms and provisions of any agreements entered into hereunder; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive: provided, however, that no action shall be taken which will prevent Awards granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 under the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards hereunder that are intended to provide "performance-based compensation," within the meaning of Section 162(m), from doing so.

     3.3 In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

     3.4 Notwithstanding the powers and authorities of the Committee set forth in this Section III, the Committee shall not permit the repricing of Stock Options by any method, including by cancellation and reissuance.

                                IV. ELIGIBILITY

     Any key employee of the Company or any of its subsidiaries or affiliates is eligible to receive one or more Awards under the Plan.

                         V. SHARES SUBJECT TO THE PLAN

     5.1 There shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 12,000,000 shares of Common Stock, of which no more than 2,300,000 shall be available for Restricted Stock or Performance Shares as provided herein, subject to the adjustments provided for in Section XIV hereof. The 12,000,000 Shares available for Awards consist of 7,000,000 Shares approved by the Company's shareholders at the annual meeting held in 1996 plus 5,000,000 Shares being submitted for approval by the Company's shareholders at the annual meeting to be held on April 24, 2001. Shares of Common Stock available for issuance under the Plan may be authorized and unissued Shares or treasury shares, as the Company may from time to time determine. The Board of Directors and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and the Stock Exchange to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited or otherwise terminated, or expire unexercised, or are settled in a manner such that all or some of the Shares covered by an Award are not issued to a Participant (other than an exchange for cash or other property of comparable value) shall immediately become available for Awards hereunder. If an Award is exchanged for cash or other property of comparable value, the Common Stock related to the Award will be deducted from the Shares available for Awards hereunder. Any Shares issued by the Company in respect of the assumption or substitution of outstanding awards from a corporation or other business entity acquired by the Company shall not reduce the number of Shares available for Awards under this Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3 issued pursuant to the Exchange Act.

     5.2 The number of shares of Common Stock subject to Awards granted under the Plan to any individual who is an Executive Officer shall not exceed the limits set forth below:

     - Stock Options -- a total of 1,000,000 Shares in a continuous five (5) year period.

     - Restricted Stock and Performance Shares -- the greater of 125,000 Shares per calendar year or a total of 500,000 Shares in a continuous four (4) year period.

Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m).

                                   VI. AWARDS

     Awards under the Plan may consist of: Stock Options (either Incentive Stock Options within the meaning of Section 422 of the Code or Nonstatutory Stock Options), Restricted Stock, or Performance Shares. Awards of Performance Shares and Restricted Stock may provide the Participant with dividends or Dividend Equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

                               VII. STOCK OPTIONS

     7.1 Grants. Awards may be granted in the form of Stock Options. Stock Options may be Incentive Stock Options within the meaning of Section 422 of the Code or Nonqualified Stock Options or a combination of both, or any particular type of tax-advantaged option authorized by the Code from time to time, and approved by the Committee.

     7.2 Terms and Conditions of Options. A Stock Option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee: provided, however, that no Stock Option shall be exercisable more than 10 years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the Stock Option's grant, subject to adjustment as provided in Section XIV hereof.

     7.3 Restrictions Relating to Incentive Stock Options. Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive Stock Options shall be granted only to key employees of the Company and its subsidiaries within the meaning of Section 424 of the Code.

     7.4 Payment. Upon exercise, a Participant may pay the option exercise price of a Stock Option in cash or Shares, or a combination of cash and Shares, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of Common Stock to exercise a Stock Option.

     7.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, establish such other terms, conditions or restrictions, if any, on any Stock Option Award, provided they are not inconsistent with the Plan. The Committee may condition the vesting of Stock Options on the achievement of financial performance criteria established by the Committee at the time of grant.

                         VIII. RESTRICTED STOCK AWARDS

     8.1 Grants. Awards may be granted in the form of Restricted Stock ("Restricted Stock Awards"). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

     8.2 Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate, including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or the financial performance of the Company. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, provided that the period of vesting shall be at least one year from the date of grant, except as provided in Section XVIII.

     8.3 Rights as Shareholders. The Committee may, in its discretion, grant to the Participant to whom such Restricted Stock has been awarded, all or any of the rights of a shareholder with respect to such shares of Restricted Stock, including the right to receive dividends.

     8.4 Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.

                          IX. PERFORMANCE SHARE AWARDS

     9.1  Grants.  Awards may be granted in the form of Performance Shares.

     9.2 Performance Shares. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period. Performance Goals will be established by the Committee not later than 90 days after the commencement of the Performance Period relating to the specific Award. At the end of the Performance Period, the Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payment in respect of Performance Shares made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional Shares being available for reissuance pursuant to
Section V hereof.

     9.3 Performance Criteria. Notwithstanding anything to the contrary contained in this Section IX, Performance Share Awards shall be made to Executive Officers only in compliance with Section 162(m). Performance criteria used to establish Performance Goals for Performance Share Awards granted to Executive Officers must include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in earnings per share of the Company or any subsidiary or business segment of the Company; (iii) cash flow or similar measure; (iv) total shareholder return; (v) change in the market price of the Common Stock; or (vi) market share. The Performance Goals established by the Committee for each Performance Share Award will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). To the extent applicable, any such Performance Goals shall be determined in accordance with generally accepted accounting principles. Each Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable Performance Targets. The

Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable for Awards to different Executive Officers in the same Performance Period. Payment shall be made with respect to a Performance Share Award to an Executive Officer only after the attainment of the applicable Performance Goals has been certified in writing by the Committee.

     9.4 Adjustments. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, modify the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided, that such adjustment is permitted by Section 162(m).

     9.5 Additional Terms and Conditions. The Committee may, by way of the Award Agreement or otherwise, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan.

                                  X. DIVIDENDS

     Upon issuance of Performance Shares earned under the Plan, the Company also shall pay to the Participant an amount equal to the aggregate amount of dividends that the Participant would have received had the Participant been the owner of record of such earned Performance Shares during the Performance Period.

                         XI. DEFERRALS AND SETTLEMENTS

     The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash as set out in any Award Agreement or under such administrative policies as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of Dividend Equivalents where the deferral amounts are denominated in Shares.

                         XII. TERMINATION OF EMPLOYMENT

     Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award, except that the Committee may, in its discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify the Award in any manner that is either: (i) not adverse to such Participant; or (ii) consented to by such Participant.

                    XIII. TRANSFERABILITY AND EXERCISABILITY

     Awards granted under the Plan shall not be transferable or assignable other than: (i) by will or the laws of descent and distribution; (ii) by gift or other transfer of an Award (other than an Incentive Stock Option unless permitted by the Code) to any trust or estate in which the original Award recipient or such recipient's spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (iii) pursuant to a qualified domestic relations order (as defined by the Code). However, any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement.

                                XIV. ADJUSTMENTS

     14.1 The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize: (i) any adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business; (ii) any merger or consolidation of the Company; (iii) any issuance of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock); (iv) the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business; or (v) any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

     14.2 In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock issuable pursuant to each Award; (ii) the total number of Shares reserved under the Plan; and (iii) the per share exercise price of the Awards shall each be proportionately adjusted to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board of Directors shall make appropriate adjustments to: (i) the number of shares of Common Stock issuable pursuant to each Award, and (ii) the per share exercise price of the Awards to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Participants and preserve, without exceeding, the value of the Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume Stock Options by means of substitution of new options for previously issued options or an assumption of previously issued options as a part of such adjustment.

                             XV. WITHHOLDING TAXES

     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by (i) having the Company retain the number of shares of Common Stock, or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash, to or by the Participant, as the case may be.

                     XVI. REGULATORY APPROVALS AND LISTINGS

     Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates evidencing Shares under this Plan prior to: (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (ii) the listing of such Shares on the Stock Exchange; and (iii) the completion of any registration or other qualification of the Shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

                XVII. NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS

     No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

                            XVIII. CHANGE IN CONTROL

     18.1 Immediately upon a Change in Control, all outstanding Awards shall vest automatically, all forfeiture restrictions shall lapse, and all Performance Share Awards shall be deemed earned at the commendable Performance Goal level. With respect to amounts deferred pursuant to Section XI of the Plan, within 10 days after the occurrence of a Change in Control, the Company shall: (a) issue stock certificates for any Shares credited to a

Participant's deferral account, and (b) make a lump sum cash payment to the Participant for any deferred cash Awards and any accrued interest and Dividend Equivalents.

     18.2 With respect to outstanding Stock Options, the Company shall cancel such Stock Options and make a payment in cash to each Participant with an outstanding Stock Option in an amount equal to the excess of the Change in Control Price over the option exercise price times the number of Shares subject to the outstanding Stock Options, within 10 days after the effective date of the Change in Control. Notwithstanding the preceding sentence, (a) at the Company's option, the Company may issue Shares in lieu of making a cash payment with respect to outstanding Stock Options in the event that the payment of cash would have the adverse effect of preventing a pooling of interest transaction that was approved by the Board of Directors, or (b) in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board of Directors shall be authorized to issue or assume Stock Options by means of a substitution of new options for previously issued options or an assumption of previously issued options pursuant to Section 14.2. With respect to outstanding Restricted Stock Awards and Performance Share Awards deemed earned pursuant to Section 18.1, the Company shall issue certificates evidencing the Shares subject to such Awards (or remove restricted legends if certificates were issued previously) within 10 days after the effective date of the Change in Control.

     18.3 It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an "excess parachute payment" within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such "excess parachute payment" and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the "excess parachute payment" and the excise tax resulting therefrom.

     Accordingly, the Participant may, at the Participant's option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute "excess parachute payments," and it shall be the Participant's choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid "excess parachute payments."

     18.4 The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structures or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its business or assets.

            XIX. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

     The Board may amend, modify, suspend or terminate this Plan for any purpose except that: (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent, and (ii) no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required: (a) pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents); (b) pursuant to Section 162(m); or (c) otherwise required by applicable legal requirements.

                               XX. GOVERNING LAW

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

                           XXI. RIGHTS AS SHAREHOLDER

     Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a shareholder until he or she becomes the holder of record.

                 XXII. OTHER BENEFIT AND COMPENSATION PROGRAMS

     Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, program or practice or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

                              XXIII. UNFUNDED PLAN

     Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

                             XXIV. USE OF PROCEEDS

     The cash proceeds received by the Company from the issuance of Shares pursuant to Awards under the Plan shall constitute general funds of the Company.

                          XXV. SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                              XXVI. EFFECTIVE DATE

     This Plan shall be effective as of the date it is approved by the Board of Directors of the Company. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon approval by the Company's shareholders at the annual meeting held in 1996. If the shareholders of the Company shall fail to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect and all grants of Awards hereunder shall be null and void. Subject to earlier termination pursuant to Section XIX, the Plan shall have a term of 10 years from its effective date. After termination of the Plan, no future Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

                             XXVII. INTERPRETATION

     The Plan as applicable to certain employees is designed and intended to comply with Rule 16b-3 promulgated under the Exchange Act and with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply with respect to such employees.

                                   APPENDIX C

                            COOPER INDUSTRIES, INC.
                              AMENDED AND RESTATED
                        MANAGEMENT ANNUAL INCENTIVE PLAN
                  (AS AMENDED AND RESTATED FEBRUARY 14, 2001)

                             I. PURPOSE OF THE PLAN

     The Cooper Industries, Inc. Amended and Restated Management Annual Incentive Plan is intended to provide Cooper Industries, Inc. ("the Company") a means by which it can engender and sustain a sense of personal commitment on the part of its senior executives in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to senior executives annual incentive compensation on the terms and conditions established herein.

     The total number of shares of Common Stock available for issuance under this Plan is 500,000, subject to adjustment in the event of any change in the number of outstanding shares by reason of a stock dividend, stock split, recapitalization or similar corporate change. Shares available for issuance under this Plan may be authorized and unissued shares or treasury shares, as the Company may determine from time to time.

                                II. DEFINITIONS

     2.1  "Affiliates" shall have the meaning set forth in Rule 12b-2 under
Section 12 of the Exchange Act.

     2.2 "Annual Incentive Award" or "Award" means the compensation payable in cash or Shares granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

     2.3 "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

     2.4  "Board" means the Board of Directors of the Company.

     2.5 For all purposes of the Plan, a "Change in Control" shall be deemed to have occurred if any of the following events shall have occurred:

          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

          (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

          (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

     2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.7  "Commission" means the Securities and Exchange Commission.

     2.8 "Committee" means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons each of whom is an "outside director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

     2.9 "Employee" means an employee of the Company or any of its subsidiaries or affiliates.

     2.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     2.11 "Participant" means a Senior Executive Officer of the Company who is selected by the Committee to participate in the Plan.

     2.12 "Plan" means the Cooper Industries, Inc. Amended and Restated Management Annual Incentive Plan (dated November 7, 1995, as amended and restated February 14, 2001).

     2.13 "Performance Goals" shall be defined as the performance criterion or criteria established by the Committee, pursuant to Section V hereof, for the purpose of determining Awards under the Plan.

     2.14 "Performance Period" means the consecutive 12 month period that constitutes the Company's fiscal year.

     2.15 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     2.16 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

     2.17 "Senior Executive Officer" means the Chairman; Chief Executive Officer; President; Chief Operating Officer; any Executive Vice President; any Senior Vice President; or any other senior officer reporting directly to the Chief Executive Officer.

     2.18 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

     2.19 "Shares" shall mean the shares of Common Stock, par value $5.00 a share, of the Company and other such securities of the Company as the Committee may from time to time determine.

                              III. ADMINISTRATION

     3.1 The overall administration of the Plan, including the final determination of Awards to each Participant, is vested in the Committee.

     3.2 Determinations of the Committee in administering the Plan shall be final and binding upon all Participants.

                                IV. ELIGIBILITY

     Participation in the Plan shall be limited to Senior Executive Officers. Participants will be selected for participation annually by the Committee not later than 90 days after the commencement of the Performance Period. The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, such Participant shall cease to be a Participant as of the date designated by the Committee and the employee shall be notified of such withdrawal as soon as practicable following such action. Further, such Employee shall cease to have any right to an Award for the Performance Period in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal and the Company's performance during such period.

                       V. PERFORMANCE GOALS AND MEASURES

     5.1 Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. The criterion or criteria used in establishing Performance Goals may, at the discretion of the Committee, include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share of the Company; or (iii) cash flow or similar measure. The Performance Goals established by the Committee shall include a threshold level of performance below which no Award will be payable and a maximum Award opportunity for each Senior Executive Officer. The determination of attainment of the Performance Goals shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee.

     5.2 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, modify the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).

                                   VI. AWARDS

     6.1 Awards under the Plan shall be paid in cash or Shares, or a combination of cash and Shares, as provided in Sections 6.3 and 6.4.

     6.2 At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year's performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period. Notwithstanding the attainment of Performance Goals for the Company as a whole, Awards for individual Participants under the Plan may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the Participant's performance. However, no upward adjustment may be made to an Award for a Participant if Section 162(m) would limit the deduction the Company may claim for that Participant's compensation. Further, the total Award, as adjusted, shall not exceed the maximum Award opportunity. The maximum Annual Incentive Award that may be granted to a Senior Executive Officer under the Plan for any Performance Period shall be $2.5 million.

     6.3 The Committee in its sole discretion may determine to pay any earned Annual Incentive Awards in cash or Shares or a combination of cash and Shares.

     6.4 A Participant may request to have all or a portion of the Annual Incentive Award, when earned, paid in Shares. Such request shall be made by delivering to the Company at the office of its Secretary a notice setting forth that portion (expressed as a percentage) of the Award for which the Participant desires to receive Shares. The Committee shall consider the request and have absolute discretion to determine the extent to which the request shall be approved.

     6.5 With respect to any Awards paid in Shares, the number of Shares to be paid shall be determined by dividing the amount of the Award to be paid in Shares by the fair market value of a Share on the date the Committee approves the Award pursuant to Section 6.2. Only whole Shares will be distributed; fractional Shares will be paid in cash.

     6.6 Shares will be issued to the Participant as soon as practicable after the Committee makes its determination under Section 6.2, unless the Participant elects to defer receipt of all or a portion of the Annual Incentive Award that is to be paid in Shares as provided in Section 7.2.

                         VII. DEFERRALS AND SETTLEMENTS

     7.1 The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award under administrative policies established pursuant to the Company's Management Incentive Compensation Deferral Plan for cash deferrals. It also may provide that amounts be credited with interest.

     7.2 If the Participant elects to defer the receipt of Shares, the Shares shall be credited to a deferral account in the Participant's name and shall be credited with all dividends or other distributions, as and when paid by the Company with respect to Shares. Accrued dividends shall be credited with interest at the rate provided in the Company's Management Incentive Compensation Deferral Plan. Until the Shares are issued to the Participant, the Participant shall have no other rights as a shareholder of the Company. The Shares and accrued dividends and interest shall be distributed to the Participant as provided in the Participant's deferral election and as approved by the Committee. Upon a Change in Control, the Company shall immediately issue stock certificates for any Shares credited to a Participant's deferral account and make a lump sum cash payment for any accrued dividends and interest.

                            VIII. WITHHOLDING TAXES

     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law.

                 IX. NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

     No person shall have any claim or right to be granted an Award, and the granting of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee grants Awards under the Plan.

                              X. CHANGE IN CONTROL

     Immediately upon a Change in Control, all outstanding Awards shall be deemed earned at the Commendable Performance Goal level and the Company shall make a pro rata payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such Commendable Performance Goal level Award times a fraction, the numerator of which is the number of months elapsed in the year of the Change in Control (a partial month shall be counted as a whole month) and the denominator of which is 12. The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

             XI. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

     The Board may amend, modify, suspend or terminate this Plan for any purpose except that no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would (i) increase the maximum amount that can be paid to a Participant under the Plan; (ii) change the performance criterion or criteria set forth in Section V hereof for payment of Awards; or (iii) modify the eligibility requirements for Participants in the Plan unless first approved by the Company's shareholders.

                               XII. GOVERNING LAW

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

                 XIII. OTHER BENEFIT AND COMPENSATION PROGRAMS

     Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits under any other Company benefit plan, program or practice or any severance policy of the Company. Further, the Company may adopt other compensation programs, plans or arrangements for employees below the level of Senior Executive Officer as it deems necessary and appropriate.

                          XIV. SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                          XV. EFFECTIVE DATE AND TERM

     The Plan was approved by the Board of Directors and shareholders of the Company for an initial term of five years from November 7, 1995 until November 7, 2000. The Board has approved extending the term of the Plan for an additional 5 years until November 7, 2005 subject to approval by the Company's shareholders at the annual meeting of the Company's shareholders held in 2001. If the shareholders of the Company shall fail to approve the extension of the term of this Plan, this Plan shall terminate and cease to be of any further force or effect as of November 7, 2000. After termination of the Plan, no future Awards may be granted but previously outstanding Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

                              XVI. INTERPRETATION

     The Plan is designed to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner consistent with that intent.

                                   APPENDIX D

                            COOPER INDUSTRIES, INC.

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    D-1
Consolidated Financial Statements:
  Report of Management......................................   D-12
  Report of Independent Auditors............................   D-13
  Consolidated Income Statements for the three years ended
     December 31, 2000......................................   D-14
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................   D-15
  Consolidated Statements of Cash Flows for the three years
     ended December 31, 2000................................   D-16
  Consolidated Statements of Shareholders' Equity for the
     three years ended December 31, 2000....................   D-17
  Notes to Consolidated Financial Statements................   D-18

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This report, including Management's Discussion and Analysis of Financial Condition and Results of Operations, includes certain forward-looking statements. The forward-looking statements reflect Cooper's expectations, objectives and goals with respect to future events and financial performance, and are based on assumptions and estimates which Cooper believes are reasonable. Forward-looking statements include, but are not limited to, statements regarding Cooper's facility consolidations and cost reductions programs and any statements regarding future revenues, earnings, cash flows and capital expenditures. Cooper wishes to caution readers not to put undue reliance on these statements and that actual results could differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material and energy costs, industry competition, the net effects of Cooper's cost reduction programs, changes in financial markets including foreign currency rate fluctuations and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.

     The Notes to Consolidated Financial Statements contain information that is pertinent to the following analysis.

                                    OVERVIEW

     During the last three calendar years, Cooper's continuing operations have completed 27 acquisitions and one significant divestiture. The acquisitions have been in complementary product lines that enhance areas of strength. The most significant acquisitions in 2000 were Eagle Electric in March and B-Line Systems in May. These two businesses added more than $350 million in revenues for the year.

     On October 9, 1998, Cooper completed the sale of its Automotive Products segment for $1.9 billion. This segment is reflected as a discontinued operation in the Consolidated Financial Statements. Cooper used the proceeds from this sale to reshape its capital structure through the purchase of 21.2 million shares of Cooper Common stock for $1.0 billion and the repayment of $900 million of debt in 1998. As a result, the reported results for 1999 are not comparable to the 1998 results other than for segment operating earnings and net income per share. In addition, actions taken to reduce the cost structure and improve productivity subsequent to the Automotive Products segment divestiture resulted in charges against earnings, expenses incurred as operations were consolidated, and disruptions to the affected businesses. The following discussion provides comparability of results where practical.

                             RESULTS OF OPERATIONS

REVENUES

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Electrical Products.........................................  $3,659.2   $3,060.9   $2,824.4
Tools & Hardware............................................     800.7      808.0      826.8
                                                              --------   --------   --------
          Total Revenues....................................  $4,459.9   $3,868.9   $3,651.2
                                                              ========   ========   ========

     2000 vs. 1999 Revenues Revenues in 2000 rose 15% compared to 1999. Excluding the effects of acquisitions, revenues were slightly ahead of the prior year period. Revenues, excluding recent acquisitions and the impact of foreign currency translation, grew 2% compared to 1999.

     Electrical Products segment revenues represent 82% of 2000 revenues and rose 20% over 1999. Excluding recent acquisitions, segment revenues were up 1% compared to 1999. By further excluding the impact of foreign currency translation, revenues for the Electrical Products segment grew 2% over the prior year. Continued strong demand for circuit protection and electronic power management products, along with solid growth in lighting products drove core business revenue gains compared to 1999, partially offset by declines in hazardous duty construction material sales which continued to be impacted by delayed recovery in energy markets.

     The Tools & Hardware segment contributed 18% of total revenues in 2000. Revenues were 1% below the prior year. The impact of translation reduced revenues for 2000 by approximately 3%.

     1999 vs. 1998 Revenues Revenues in 1999 grew 6% over 1998. After excluding the effects of ten acquisitions, revenues were 2% ahead of the prior year. The continuing strengthening of the U.S. dollar against most functional currencies in which international operations conduct business reduced revenues measured in U.S. dollars by approximately 1% compared to 1998.

     Annual revenues for the Electrical Products segment rose 8% over the prior year and contributed approximately 79% of Cooper's continuing revenues in 1999. Excluding recent acquisitions, segment revenues grew 5% from 1998. Revenues in all of the Electrical Products' businesses, except electrical construction materials, were up over 1998. The strength of the U.S. economy and new product introductions resulted in strong overall growth in North American sales. European sales declined slightly primarily due to the strength of the U.S. dollar. Sales of lighting fixtures benefited from a continued strong residential and non-residential construction market and new product introductions. Sales of circuit protection products and electrical components benefited from increased sales to original equipment manufacturers. Increased shipments of electrical distribution equipment following the fourth quarter 1998 implementation of a new business system, also contributed to the year-over-year improvement.

     The Tools & Hardware segment contributed approximately 21% of Cooper's continuing revenues in 1999. Revenues decreased 2% from the prior year. Without the benefit of acquisitions, revenues declined 8% from the prior year. The negative impact of translation reduced revenues for the year by approximately 2%. Assembly equipment sales, both domestically and internationally, grew over the prior year. However, industrial tool sales to the aerospace industry declined dramatically from the prior year and industrial tool markets were weak throughout the year, both in North America and Europe.

SEGMENT OPERATING EARNINGS

     Cooper measures the performance of its businesses exclusive of nonrecurring gains and charges and financing expenses. All costs directly attributable to operating businesses are included in segment operating earnings. Corporate overhead costs, including costs of centrally managed functions, such as treasury, are not allocated to the businesses. See Note 14 of the Notes to Consolidated Financial Statements.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Segment Operating Earnings (internal management reporting --
excludes nonrecurring gains and charges):
Electrical Products.........................................  $585.0   $516.7   $479.0
Tools & Hardware............................................    97.7     97.9    112.4
                                                              ------   ------   ------
          Total Segment Operating Earnings..................  $682.7   $614.6   $591.4
                                                              ======   ======   ======

Nonrecurring Gains and (Charges):
Electrical Products.........................................  $   --   $ (3.0)  $(42.6)
Tools & Hardware............................................      --     (4.3)    (8.7)
                                                              ------   ------   ------
          Continuing Segments...............................      --     (7.3)   (51.3)
Kirsch......................................................      --      2.8       --
                                                              ------   ------   ------
          Total.............................................  $   --   $ (4.5)  $(51.3)
                                                              ======   ======   ======

                                                                              YEAR ENDED DECEMBER 31,
                                                                            ----------------------------
                                                                             2000       1999       1998
                                                                            ------     ------     ------
                                                                                   (IN MILLIONS)
Segment Operating Earnings (generally accepted accounting principles --
includes nonrecurring gains and charges):
Electrical Products...............................................          $585.0     $513.7     $436.4
Tools & Hardware..................................................            97.7       93.6      103.7
                                                                            ------     ------     ------
          Continuing Segment Operating Earnings...................           682.7      607.3      540.1
Kirsch............................................................              --        2.8         --
                                                                            ------     ------     ------
          Total Segment Operating Earnings........................          $682.7     $610.1     $540.1
                                                                            ======     ======     ======

     Historically, Kirsch was part of the Tools & Hardware segment. Effective with the decision to divest this operation, its results were segregated from the continuing Tools & Hardware segment for internal management reporting.

     2000 vs. 1999 Segment Operating Earnings Excluding Nonrecurring Gains and Charges Segment operating earnings grew 11% to $682.7 million in 2000 compared to $614.6 million in 1999. Excluding the impact of recent acquisitions, segment earnings in 2000 were up 1% over 1999.

     The Electrical Products segment operating earnings rose 13% to $585.0 million from $516.7 million for 1999. Excluding recent acquisitions, segment earnings were up 1% compared to 1999. The earnings increase was driven mainly by strong demand for circuit protection products from telecommunications and electronic markets and productivity improvements across most business units. This increase was partially offset by the slower demand for hazardous duty construction materials. Excluding recent acquisitions, return on revenues for the Electrical Products segment was 17.0% in 2000 compared with 16.9% in 1999, reflecting Cooper's continued focus on cost reduction and efficiency improvements.

     The Tools & Hardware segment operating earnings were $97.7 million compared to $97.9 million in 1999. Acquisitions contributed 2% to operating earnings in 2000 compared to 1999. Earnings for the period were impacted by slightly lower revenues and expenses related to plant consolidations and other rationalization activities. Excluding recent acquisitions, return on revenues was 12.1% in 2000 as Cooper continued to rationalize its Tools and Hardware operations.

     1999 vs. 1998 Segment Operating Earnings Excluding Nonrecurring Gains and Charges Segment operating earnings for 1999 increased 4% over 1998. Acquisitions contributed approximately $17 million or 3% to the increase in segment operating earnings over the prior year. The continued strengthening of the U.S. dollar against most functional currencies in which international operations conduct business reduced segment operating earnings approximately 1% compared to 1998.

     The Electrical Products segment operating earnings improved 8% to $516.7 million from $479.0 million in 1998. Excluding the incremental effect of acquisitions, segment operating earnings were up 6% compared to the prior year. The operating earnings growth was driven mainly by increased sales of lighting products into the residential and non-residential construction markets and greater shipments of circuit protection and electrical components. Also contributing to the improvement in operating earnings were the benefits of cost reduction programs. Lower shipments of hazardous duty construction materials and inefficiencies in the electrical distribution equipment business, as the business implemented a new information system, held down the increases for the segment as a whole. Excluding nonrecurring items, return on revenues was 16.9% in 1999 versus 17.0% in 1998. Excluding recently acquired businesses, the return on revenues was 17.1% in 1999.

     The Tools & Hardware segment operating earnings were 13% below the prior year. Without the benefit of acquisitions, operating earnings for 1999 were 19% below 1998. The increase in assembly equipment shipments over the prior year and the decrease in highly engineered industrial tools had a negative impact on product mix and resulting earnings. Also impacting operating earnings were manufacturing inefficiencies as operations adjusted to lower levels of production and from disruptions related to restructuring projects. Translation of international earnings reduced segment operating earnings approximately 2% compared to 1998. Excluding nonrecurring items, return on revenues decreased to 12.1% in 1999 compared to 13.6% in 1998. Recent acquisitions had a nominal impact. The decrease was primarily attributable to an unfavorable product mix and manufacturing inefficiencies as operations adjusted to lower levels of production and disruptions related to restructuring projects.

NONRECURRING GAINS AND CHARGES

     During the fourth quarter of 1998, Cooper announced a voluntary and involuntary severance program and committed to consolidate several facilities. While both the voluntary and involuntary severance programs were announced in 1998, the amount that could be accrued in 1998 was limited to severance relating to personnel actually severed in the fourth quarter and the severance provided by Cooper's written formal policies. During the first quarter of 1999, Cooper completed the voluntary program and accrued an additional $5.8 million primarily representing the voluntary severance program premium over the severance provided under Cooper's established policies. Cooper also accrued $1.5 million related to severance and other costs for facility closures announced during the first quarter of 1999. The additional accruals during the first quarter of 1999 totaled $7.3 million. In addition, during the first quarter of 1999, Cooper reduced legal accruals by $2.8 million related to the favorable settlement of certain litigation concerning lead in mini-blinds and reassessment of the required reserve. Cooper also reached agreement and received $0.8 million under an insurance policy related to the unsuccessful offer to acquire TLG plc in 1998. Since the original charge related to the litigation was included as a nonrecurring item in the Tools & Hardware segment and the costs related to TLG plc were reflected as a nonrecurring corporate item, the reversal of the accrual and the reimbursement of the expenses were reflected as nonrecurring items.

     In 1994, Cooper sold its Cameron Forged Products business to Wyman-Gordon Corporation ("Wyman-Gordon") and received Wyman-Gordon common stock as part of the consideration. In 1995, the Wyman-Gordon common stock was monetized through the issuance of DECS(SM) (Debt Exchangeable for Common Stock) which matured in three years and were mandatorily exchangeable into shares of Wyman-Gordon common stock, or, at Cooper's option, into cash in lieu of shares. The DECS were exchanged for Wyman-Gordon common stock upon redemption resulting in a $132.7 million realized gain in 1998.

     In 1998, Cooper also initiated an acquisition of TLG plc. The acquisition was not consummated as Cooper could not justify exceeding an offer made by another company. However, Cooper realized a gain of $2.5 million from the sale of common stock it had acquired at its offer price.

     In 1998, Cooper recorded a charge of $53.6 million for nonrecurring and unusual items. Cooper completed its formal annual review of each of its operations in the fourth quarter of 1998 and developed plans to strengthen the competitiveness and efficiencies of each operation. In addition to the specific plans for actions of each operation committed to by management during the fourth quarter, Cooper also initiated and announced a voluntary and involuntary severance program. Cooper has a formal written severance policy for salaried personnel and, in certain operations, contractual severance obligations for hourly personnel. While both the voluntary and involuntary severance programs were announced in 1998, the amount that could be accrued in 1998 was limited to severance relating to personnel actually severed in the fourth quarter and the severance provided by established written policies. Cooper accrued a total of $26.4 million in severance in the fourth quarter of 1998. Excluding positions that will be eliminated but are not included in the severance accrual, a total of 1,759 positions will be eliminated, affecting all divisions and the Corporate office. Certain of the eliminated positions will be replaced by positions in lower cost manufacturing locations. As of December 31, 1998, a total of 124 positions had been eliminated. At December 31, 1998, a total of $25.4 million of the $26.4 million severance accrual remained to be expended.

     Cooper also recorded a charge of $11.1 million for impairment of the assets of two electrical product lines. Market conditions, including increased competition from imports, had reduced the profitability of both of these product lines to negative amounts. Due to the inability to recover the investments on an undiscounted cash flow basis, the long-lived assets were written down to the estimated fair market value based on prices for similar assets. The reduction in future depreciation expense as a result of the write-down was less than $2 million in 1999. Cooper also recorded $16.1 million in other charges, including facility exit costs. At December 31, 1998, a total of $7.8 million of the $16.1 million accrual remained to be expended.

     The following table reflects activity related to the first quarter 1999 and fourth quarter 1998 employee reduction and facility consolidation plan.

                                                               NO. OF      ACCRUED      FACILITY
                                                              EMPLOYEES   SEVERANCE   CONSOLIDATION
                                                              ---------   ---------   -------------
                                                                                (IN MILLIONS)
Balance at December 31, 1998................................    1,635      $ 25.4         $ 7.8
Voluntary Severance Program premium over normal severance...       --         5.8            --
Facility closings announced.................................      249         1.2           0.3
Employees terminated........................................     (966)         --            --
Cash expenditures...........................................       --       (22.0)         (3.4)
                                                                -----      ------         -----
Balance at December 31, 1999................................      918        10.4           4.7
Employees terminated........................................     (311)         --            --
Cash expenditures...........................................       --        (5.3)         (1.7)
                                                                -----      ------         -----
Balance at December 31, 2000................................      607      $  5.1         $ 3.0
                                                                =====      ======         =====

     Cooper anticipates incurring approximately $5 million related to severance costs, facility exit costs and disruptions to operations that could not be accrued as of December 31, 2000. A majority of the $5 million relates to operating inefficiencies, training, personnel and inventory relocation costs, which are required to be expensed as incurred. These costs are expected to be incurred throughout 2001 and are anticipated to be modestly less than the savings from the anticipated cost reductions. Cooper anticipates that the accrued severance and facility consolidation accruals will be expended during 2001 as terminated employees are paid, the additional employees leave the employment of the Company and facility consolidations are completed.

     With the exception of the sale of the Automotive Products segment, the actions committed to in 1998 and 1999 did not have a significant continuing impact on revenues. See Note 2 of Notes to Consolidated Financial Statements for additional information on nonrecurring gains and charges.

OTHER INCOME AND EXPENSE

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                                     (IN MILLIONS)
Segment Operating Earnings(1)...............................  $ 682.7   $ 610.1   $ 540.1
General Corporate:
  Nonrecurring Gains........................................       --       0.8     135.2
  Nonrecurring Charges......................................       --        --      (2.3)
  Expense...................................................    (32.5)    (37.1)    (47.5)
Interest Expense, net.......................................   (100.3)    (55.2)   (101.9)
                                                              -------   -------   -------
  Income from Continuing Operations before Income Taxes.....  $ 549.9   $ 518.6   $ 523.6
                                                              =======   =======   =======

---------------

(1) Includes segment nonrecurring gains and nonrecurring charges.

     Corporate Nonrecurring Gains and Charges See the "Nonrecurring Gains and Charges" section above and Note 2 of Notes to Consolidated Financial Statements.

     General Corporate Expense General corporate expenses decreased $4.6 million in 2000 compared to 1999. General corporate expenses, decreased $10.4 million in 1999. Reductions in personnel following the fourth quarter of 1998 divestiture of the Automotive Products segment, cost reduction efforts and lower employee benefit-related costs were the primary contributors to the reductions.

     Interest Expense, net Interest expense, net increased in 2000 by $45.1 million compared to 1999 primarily as a result of additional borrowings to fund acquisitions and stock repurchases, partially offset by increased capitalized interest. Interest expense, net decreased in 1999 to $55.2 million from $101.9 million in 1998 primarily as a result of utilizing $900 million of the Automotive Products sale proceeds to reduce debt.

PERCENTAGE OF REVENUES

                                                                  YEAR ENDED DECEMBER 31,
                                                                ----------------------------
                                                                 2000       1999       1998
                                                                ------     ------     ------
Revenues....................................................     100.0%     100.0%     100.0%
Cost of Sales...............................................      67.7%      67.3%      67.0%
Selling and Administrative..................................      16.4%      16.6%      16.9%

     2000 vs. 1999 Percentage of Revenues Cost of sales, as a percentage of revenues, in 2000 increased four tenths of a point from 1999. This increase was primarily due to recent acquisitions. Excluding the impact of acquisitions, cost of sales as a percentage of revenues improved three tenths of a point to 67.0%, compared to 67.3% for 1999. Selling and administrative expenses, as a percentage of revenues, decreased two tenths of a point from 1999 due to lower general corporate expense and the impact of acquisitions.

     1999 vs. 1998 Percentage of Revenues Cost of sales, as a percentage of revenues, in 1999 increased three tenths of a point from 1998. Recent acquisitions increased cost of sales as a percentage of revenues two tenths of a point in 1999. The remaining increase was primarily related to expenses from reorganization activities and related production inefficiencies and lower absorption of overhead costs due to reduced production levels in the Tools & Hardware segment. Selling and administrative expenses, as a percentage of revenues, were lower than the prior year by three tenths of a point. This reduction in selling and administrative expenses as a percentage of revenues for 1999 was primarily due to reduced corporate expenses following the fourth quarter 1998 divestiture of the Automotive Products business and cost improvement efforts, somewhat offset by the loss of leverage from lower revenues in the Tools & Hardware segment.

INCOME FROM CONTINUING OPERATIONS

     Income from continuing operations before and after income taxes and diluted earnings per share from continuing operations are not comparable between 1999 and 1998 due to the sale of the Automotive Products segment in the fourth quarter of 1998 and the use of the proceeds to repurchase 21.2 million shares of Cooper Common stock for $1.0 billion and repay $900 million of debt. Cooper estimates that the effects of the utilization of the proceeds and lower expenses resulting from the divestiture substantially replaced the earnings per share of the Automotive Products segment in 1999. Cooper believes that the only meaningful comparison of the results for 1999 to 1998 is the comparison of the diluted earnings per share for 1999 to the diluted earnings per share inclusive of the Automotive Products segment earnings per share in 1998.

                                                                       YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                  2000          1999          1998
                                                                ---------     ---------     ---------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Income from continuing operations before income taxes.......     $549.9        $518.6        $523.6
  Excluding nonrecurring items..............................      549.9         522.3         442.0
Income taxes................................................      192.5         186.7         187.7
  Excluding nonrecurring items..............................      192.5         188.0         159.1
                                                                 ------        ------        ------
Income from continuing operations...........................     $357.4        $331.9        $335.9
                                                                 ======        ======        ======
  Excluding nonrecurring items..............................     $357.4        $334.3        $282.9

Diluted earnings per share from continuing operations.......     $ 3.80        $ 3.50        $ 2.93
                                                                 ======        ======        ======
  Excluding nonrecurring items..............................     $ 3.80        $ 3.52        $ 2.47
Diluted earnings per share -- net income....................     $ 3.80        $ 3.50        $ 3.69
                                                                 ======        ======        ======
  Excluding nonrecurring items..............................     $ 3.80        $ 3.52        $ 3.23

     2000 vs. 1999 Income from Continuing Operations Income from continuing operations before income taxes for 2000, excluding net nonrecurring items, increased 5% to $549.9 million from $522.3 million in 1999. The effective tax rate for 2000 was 35%, a 1% decrease from the 1999 rate of 36%, excluding nonrecurring items. Excluding nonrecurring items, income from continuing operations increased 7% to $357.4 million from $334.3 million in 1999. Diluted earnings per share -- net income, excluding nonrecurring items, increased 8% to $3.80 from $3.52 in 1999.

     1999 vs. 1998 Income from Continuing Operations Income from continuing operations before income taxes for 1999, excluding net nonrecurring items, increased 18% to $522.3 million from $442.0 million in 1998. Excluding income taxes on both 1999 and 1998 nonrecurring items, the effective tax rate for 1999 and 1998 was 36%.

     The net nonrecurring charges for 1999 resulted in a $3.7 million charge before income taxes and an after-tax charge of $2.4 million ($.02 per diluted common share).

     The nonrecurring charges in 1998 when combined with the nonrecurring gains resulted in a net $81.6 million gain before income taxes and a net $53.0 million gain after income taxes ($.46 per diluted common share).

     Excluding the net after-tax impact from nonrecurring items in both years, income from continuing operations increased 18% to $334.3 million from $282.9 million in 1998. Excluding nonrecurring items, diluted earnings per share -- net income increased 9% to $3.52 in 1999 from $3.23 in 1998.

DISCONTINUED OPERATIONS

     The Automotive Products segment was sold on October 9, 1998 with Cooper receiving $1.9 billion in proceeds. Cooper received an additional $149.1 million in 1999 representing the reimbursement of Cooper's pre-closing cash funding of international automotive operations and the earnings and additional cash invested in the Automotive Products segment between March 31, 1998 and October 9, 1998. The discontinued segment's results for the period from January 1, 1998 to October 9, 1998 are presented separately in a single caption, "Income from discontinued operations, net of income taxes." The cash flows from discontinued operations are summarized into a single line "Cash used in discontinued operations" in the Consolidated Statements of Cash Flows. No debt was allocated to the discontinued operations and the income from discontinued operations does not include an allocation of Cooper's interest expense.

     The book value of the Automotive Products segment's assets less the liabilities assumed by the buyer plus costs related to the transaction resulted in a small loss before income taxes. The loss before income taxes was offset by income tax benefits. Cooper's income tax basis exceeded the book carrying amount of the net assets exclusive of deferred income taxes thereby generating a capital loss carryforward. Cooper limited the amount of tax benefits recognized and recorded a deferred tax valuation allowance of $51.6 million based on an evaluation of the amount of capital loss carryforward that is expected to be realized before it expires. The valuation allowance represents the excess of the deferred tax asset arising from the capital loss carryforward over capital gains recognized during the three years prior to the sale and anticipated capital gains which could be generated in prudent feasible transactions prior to 2003.

EARNINGS OUTLOOK

     The following sets forth Cooper's general business outlook for 2001, based on current expectations. The comparative figures for 2001 include the effects of acquisitions made during 2000.

     Cooper expects revenues and operating earnings for the Electrical Products segment to grow approximately 10% and return on sales to be approximately 16%. Revenues and operating earnings for the Tools & Hardware segment are expected to be relatively unchanged from the prior year and return on sales is expected to be approximately 12%.

     The above statements are forward looking, and actual results may differ materially. The above statements are based on a number of assumptions, risks and uncertainties. The primary economic assumptions include, without limitation: (1) slow growth in the domestic economy during the first part of the year and modestly improving growth thereafter; (2) modest growth in European and Latin American markets; (3) a gradual improvement in worldwide energy-related project spending; (4) no significant change in raw material or energy costs; (5) realization of benefits of cost reduction programs with no major disruptions from those programs currently underway; and (6) no significant adverse changes in the relationship of the U.S. dollar to the currencies of countries in which Cooper does business. The estimates also assume, without limitation, no significant change in competitive conditions and such other risk factors as are discussed from time to time in Cooper's periodic filings with the Securities and Exchange Commission.

PRICING AND VOLUME

     In each of Cooper's segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

     It is Cooper's judgment that, excluding the year-to-year effects of acquisitions and divestitures, unit volume increased in the Electrical Products segment and decreased in the Tools & Hardware segment in 2000.

     During the three-year period ending in 2000, Cooper was unable to increase prices to fully offset cost increases in selected product offerings in both segments. Cooper has been able to control costs through manufacturing improvements and other actions during this period so that the inability to increase prices has not significantly affected profitability in the segments.

EFFECT OF INFLATION

     During each year, inflation has had a relatively minor effect on Cooper's results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheets are recorded in connection with business combinations that are accounted for as purchases. At the time of such acquisitions, the assets and liabilities are adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

                        LIQUIDITY AND CAPITAL RESOURCES

OPERATING WORKING CAPITAL

     For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable.

     Cooper's operating working capital increased $149 million in 2000 compared to an increase of $135 million in 1999. The increase in operating working capital for 2000 was due to acquisitions made during the year. Operating working capital turnover for 2000 was 4.5 turns, declining from 4.6 turns in 1999, also primarily due to acquisitions.

     In 1999, operating working capital increased $135 million. A majority of the increase resulted from recent acquisitions. Operating working capital turnover for 1999 of 4.6 turns declined from 5.0 turns in 1998. Higher operating working capital levels to support consolidation and cost reduction programs in several businesses and the impact of the new business system implementation at one of the electrical product businesses offset the benefits from ongoing improvement programs.

     In 1998, operating working capital increased $97 million, driven by increases in receivables and inventories of $30 million and $49 million, respectively, and a $19 million decrease in accounts payable. Operating working capital turnover for 1998 declined to 5.0 turns from 5.3 turns in 1997. The decline in operating working capital turnover was due to the timing of accounts payable disbursements and a build up of inventories as a result of implementing new business systems. Excluding 1998 acquisition activity, the increase in operating working capital was driven primarily by the timing of accounts payable disbursements.

CASH FLOWS

     Net cash provided by operating activities in 2000 totaled $503 million. These funds, along with a net $404 million of additional debt, were used to fund acquisitions of $580 million, capital expenditures of $175 million, share repurchases of $39 million and dividends of $131 million.

     Net cash provided by operating activities in 1999 totaled $402 million. These funds, along with $149 million in cash received from the disposition of the Automotive Products segment, $31 million in cash received from the exercise of stock options and a net increase in debt of $182 million were used to fund capital expenditures of $166 million, acquisitions of $435 million, share repurchases of $44 million and dividends of $124 million.

     Net cash provided by continuing operating activities in 1998 totaled $333 million as cash generated from earnings was more than sufficient to offset increases in operating working capital. These funds, along with the $1.9 billion in proceeds from the Automotive Products segment sale and cash received from the exercise of stock options of $42 million were used to fund acquisitions of $294 million, capital expenditures of $142 million, dividends of $149 million, acquisitions of treasury stock of $1,348 million and a net reduction in total debt of $347 million.

     Cooper currently anticipates a continuation of its long-term ability to annually generate in excess of $200 million in cash flow available for acquisitions, debt repayment and common stock repurchases.

     In connection with accounting for purchase business combinations, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired businesses into existing Cooper operations. At December 31, 2000, Cooper had accruals totaling $37.5 million related to these activities. Cash flows from operating activities for each of the three years in the period ended December 31, 2000, is reduced by the amounts expended on the various accruals established in connection with each acquisition. Cooper spent $3.5 million, $4.8 million and $5.7 million on these integration activities in 2000, 1999 and 1998, respectively. See Note 6 of the Notes to Consolidated Financial Statements for further information.

DEBT AND CAPITALIZATION

     In October 2000, Cooper issued Euro 300 million five-year bonds. The bonds bear interest at 6.25% and mature in October 2005. The proceeds from the borrowing were primarily used to repay existing commercial paper debt. During 1999, Cooper completed a shelf registration statement to issue up to $500 million of debt securities. At December 31, 2000, all $500 million of the shelf registration was available to be issued.

     On February 10, 2000, Cooper increased the annual dividend on its common stock by 8 cents per share to $1.40 or $.35 per quarter.

     During 2000 and 1999, Cooper repurchased 1.1 million shares and 0.8 million shares of its Common stock at a cost of $39.3 million and $44.0 million, respectively. During 1998, Cooper repurchased approximately 26.9 million shares of its Common stock at a cost of $1,348.1 million. A total of $1.0 billion of the purchases of Common stock in 1998 was directly related to the sale of the Automotive Products segment. The remaining 1998 Common stock repurchases were related to maintaining the debt-to-total capitalization ratio in the targeted range and eliminating the dilutive effect of Common stock issued under employee stock plans.

     Cooper has targeted a 35% to 45% debt-to-total capitalization ratio and intends to utilize cash flows to maintain a debt-to-capitalization ratio within this range. Excess cash will be utilized to purchase shares of Cooper's Common stock or fund acquisitions. At December 31, 2000, 1999 and 1998, Cooper's debt-to-total capitalization ratio was 44.4%, 38.4% and 36.5%, respectively.

CAPITAL EXPENDITURES AND COMMITMENTS

     Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity were $175 million in 2000, $166 million in 1999 and $142 million in 1998. Capital expenditures for 2000 included expenditures for a large manufacturing facility in Mexico. Capital expenditures for 1999 and 1998 included significant expenditures for new system implementations. Capital expenditures for 2001 are projected to approximate the same level as 2000 expenditures. Projected expenditures for 2001 include expenditures to expand capacity for products serving the electronics and telecommunications markets and a large hand tool manufacturing facility in Mexico currently under construction. The 2001 anticipated capital spending represents approximately 45% for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects; 32% for capacity expansion; 5% related to environmental matters; and 18% for other items.

                    INTEREST RATE AND FOREIGN CURRENCY RISK

     Changes in interest rates and foreign currency exchange rates affect Cooper's earnings and cash flows. Cooper uses forward foreign currency exchange contracts to reduce the risk associated with changes in the exchange rates for firm commitments, where a product is manufactured or purchased in one country and sold or consumed in the manufacturing process in another country. Cooper's policy is to hedge firm commitments to eliminate this risk if natural hedges do not exist. Substantially all forward contracts expire within one year. The effects of currency movements on the respective underlying hedged transactions offset any gain or loss on forward exchange contracts.

     The table below provides information about Cooper's financial instruments at December 31, 2000 that are sensitive to changes in interest rates. The table presents principal cash flows by expected maturity dates and weighted average interest rates for debt obligations.

                                           2001    2002     2003     2004     2005    THEREAFTER   TOTAL
                                           -----   -----   ------   ------   ------   ----------   ------
                                                          (IN MILLIONS, WHERE APPLICABLE)
Long-term debt:
  Fixed rate.............................  $50.6   $61.5   $153.8   $  0.5   $510.5     $119.5     $896.4
  Average interest rate..................    6.3%    6.3%     6.4%     6.5%     6.4%       6.5%       6.3%
  Variable rate..........................  $ 0.5   $ 0.5   $  0.5   $400.5   $ 25.7     $ 27.8     $455.5
  Average interest rate..................    6.7%    6.7%     6.7%     6.7%     5.7%       5.7%       6.7%

     The table below provides information about Cooper's foreign currency forward contracts in excess of $5 million at December 31, 2000. The contracts mature during 2001. All amounts are presented in U.S. dollar equivalents. The table presents the notional amounts and the weighted average contractual exchange rates. These notional amounts are used to calculate the contractual payments exchanged under the contracts.

                                                                    2001
                                                              -----------------
                                                                (IN MILLIONS,
                                                              WHERE APPLICABLE)
U.S. Dollar Functional Currency
Buy Pounds Sterling/Sell U.S. Dollars
  Notional amount...........................................       $ 17.6
  Average contract rate.....................................        1.476
Buy Euros/Sell U.S. Dollars
  Notional amount...........................................       $ 11.9
  Average contract rate.....................................        .9020

     The table below provides information about Cooper's financial instruments at December 31, 1999 that are sensitive to changes in interest rates. The table presents principal cash flows by expected maturity dates and weighted average interest rates for debt obligations.

                                             2000   2001      2002       2003        2004      THEREAFTER   TOTAL
                                             ----   -----   --------   ---------   ---------   ----------   ------
                                                            (IN MILLIONS, WHERE APPLICABLE)
Long-term debt:
  Fixed rate...............................  $1.6   $51.8    $61.0      $153.8      $  0.5       $349.8     $618.5
  Average interest rate....................   6.3%    6.3%     6.4%        6.5%        6.5%         6.5%       6.3%
  Variable rate............................  $0.5   $ 0.5    $ 0.5      $  0.5      $220.5       $ 55.6     $278.1
  Average interest rate....................   6.1%    6.1%     6.1%        6.1%        5.9%         5.0%       6.1%

     Information about Cooper's foreign currency forward contracts in excess of $5 million at December 31, 1999 is presented below. The contracts matured during 2000. The notional amount is used to calculate the contractual payments exchanged under the contracts. The notional amount represents the U.S. dollar equivalent.

                                                                    2000
                                                              -----------------
                                                                (IN MILLIONS,
                                                              WHERE APPLICABLE)
U.S. Dollar Functional Currency
Buy German Deutschemarks/Sell U.S. Dollars
  Notional amount...........................................        $6.1
  Average contract rate.....................................         .52

     See Note 15 of Notes to Consolidated Financial Statements for additional information regarding the fair value of Cooper's financial instruments.

                                EURO CONVERSION

     On January 1, 1999, the euro became the common currency of eleven of the fifteen member states of the European Union. The national currencies will remain legal tender in the participating countries until mid-year 2002. During the dual currency phase, businesses must be capable of conducting commercial transactions in either the euro or the national currency. After the dual currency phase, all businesses in participating countries must conduct all transactions in the euro and must convert their financial records and reports to be euro based. The euro introduction may affect cross-border competition by creating cross-border price transparency.

     Cooper estimates that approximately 7% of its 2000 revenues and 10% of its 1999 revenues came from countries that adopted the euro. Cooper expects that the impact of the dual currency phase will not be material to its results of operations. Cooper has assessed its information technology systems and believes that they are capable of meeting the dual currency phase requirements. Cooper is assessing the risk to its business of the final phase of the euro conversion which begins during 2002, and currently is unable to determine whether the final phase of the euro conversion will have a material effect on its operations.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

     See Note 1 of Notes to Consolidated Financial Statements.

                              REPORT OF MANAGEMENT

     The management of Cooper Industries is responsible for the preparation, integrity and fair presentation of the accompanying Consolidated Financial Statements. The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Management also prepared the other information included in the 2001 Proxy Statement and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

     The Consolidated Financial Statements have been audited by an independent accounting firm, Ernst & Young LLP, which was given unrestricted access to all financial records and related data, including minutes of meetings of shareholders, the Board of Directors and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.

     Cooper maintains a system of internal control designed to provide reasonable assurance to Cooper's management and Board of Directors that assets are safeguarded against loss; transactions are authorized, executed and recorded in accordance with management's instructions; and accounting records are reliable for preparing published financial statements. The system of internal control includes: a documented organizational structure and division of responsibility; regular management review of financial performance and internal control activities; comprehensive written policies and procedures (including a code of conduct to foster a sound ethical climate) that are communicated throughout Cooper; and the careful selection, training and development of employees. Cooper's internal audit department monitors the operation of the internal control system and reports findings and recommendations to management and the Audit Committee of the Board of Directors. Prompt corrective action is taken to address control deficiencies and other opportunities for improving the internal control system.

     The Audit Committee of the Board of Directors, which is composed entirely of directors who are not employees of Cooper, meets periodically with management, the independent auditors, and the director of internal audit to discuss the adequacy of internal control and to review accounting, reporting, auditing and other internal control matters. The internal and independent auditors have unrestricted access to the Audit Committee.


/s/ H. John Riley, Jr.            /s/ D. Bradley McWilliams         /s/ Jeffrey B. Levos
H. John Riley, Jr.                D. Bradley McWilliams             Jeffrey B. Levos
Chairman, President and Chief     Senior Vice President and Chief   Vice President and Controller
Executive Officer                 Financial Officer                 and Chief Accounting Officer

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cooper Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Cooper Industries, Inc. as of December 31, 2000 and 1999, and the related consolidated income statements and statements of shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Industries, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                        /s/ ERNST & YOUNG LLP

Houston, Texas
January 23, 2001

                            COOPER INDUSTRIES, INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................   $4,459.9     $3,868.9     $3,651.2
Cost of sales...............................................    3,018.3      2,603.4      2,447.1
Selling and administrative expenses.........................      732.9        640.9        616.4
Goodwill amortization.......................................       58.5         47.1         43.8
Nonrecurring gains..........................................         --           --       (135.2)
Nonrecurring charges........................................         --          3.7         53.6
Interest expense, net.......................................      100.3         55.2        101.9
                                                               --------     --------     --------
          Income from continuing operations before income
            taxes...........................................      549.9        518.6        523.6
Income taxes................................................      192.5        186.7        187.7
                                                               --------     --------     --------
          Income from continuing operations.................      357.4        331.9        335.9
Income from discontinued operations, net of income taxes....         --           --         87.1
                                                               --------     --------     --------
          Net income........................................   $  357.4     $  331.9     $  423.0
                                                               ========     ========     ========
Income per Common share
  Basic:
     Income from continuing operations......................   $   3.82     $   3.53     $   2.97
     Income from discontinued operations....................         --           --          .77
                                                               --------     --------     --------
          Net income........................................   $   3.82     $   3.53     $   3.74
                                                               ========     ========     ========
  Diluted:
     Income from continuing operations......................   $   3.80     $   3.50     $   2.93
     Income from discontinued operations....................         --           --          .76
                                                               --------     --------     --------
          Net income........................................   $   3.80     $   3.50     $   3.69
                                                               ========     ========     ========
Cash dividends per Common share.............................   $   1.40     $   1.32     $   1.32
                                                               ========     ========     ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                  (IN MILLIONS)
                                      ASSETS

Cash and cash equivalents...................................  $    26.4   $    26.9
Receivables.................................................      828.8       740.3
Inventories.................................................      706.9       569.3
Deferred income taxes and other current assets..............      173.0       130.1
                                                              ---------   ---------
          Total current assets..............................    1,735.1     1,466.6
                                                              ---------   ---------
Property, plant and equipment, less accumulated
  depreciation..............................................      870.4       768.0
Goodwill, less accumulated amortization.....................    2,013.5     1,739.0
Deferred income taxes and other noncurrent assets...........      170.3       169.8
                                                              ---------   ---------
          Total assets......................................  $ 4,789.3   $ 4,143.4
                                                              =========   =========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt.............................................  $   166.1   $   191.2
Accounts payable............................................      470.1       393.4
Accrued liabilities.........................................      486.3       492.5
Accrued income taxes........................................         --         6.6
Current maturities of long-term debt........................       51.1         2.1
                                                              ---------   ---------
          Total current liabilities.........................    1,173.6     1,085.8
                                                              ---------   ---------
Long-term debt..............................................    1,300.8       894.5
Postretirement benefits other than pensions.................      211.2       224.4
Other long-term liabilities.................................      199.5       195.6
                                                              ---------   ---------
          Total liabilities.................................    2,885.1     2,400.3
                                                              ---------   ---------
Common stock, $5.00 par value...............................      615.0       615.0
Capital in excess of par value..............................      663.3       671.7
Retained earnings...........................................    2,225.0     1,998.1
Common stock held in treasury, at cost......................   (1,470.0)   (1,449.3)
Unearned employee stock ownership plan compensation.........       (8.6)      (23.0)
Accumulated other nonowner changes in equity................     (120.5)      (69.4)
                                                              ---------   ---------
          Total shareholders' equity........................    1,904.2     1,743.1
                                                              ---------   ---------
          Total liabilities and shareholders' equity........  $ 4,789.3   $ 4,143.4
                                                              =========   =========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2000      1999       1998
                                                              -------   -------   ---------
                                                                      (IN MILLIONS)
Cash flows from operating activities:
  Net income................................................  $ 357.4   $ 331.9   $   423.0
  Less: income from discontinued operations.................       --        --       (87.1)
                                                              -------   -------   ---------
  Income from continuing operations.........................    357.4     331.9       335.9
  Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization..........................    174.4     147.6       137.5
     Deferred income taxes..................................     98.8      60.0        12.4
     Gain on sales of marketable equity securities and DECS
      exchange..............................................       --        --      (135.2)
     Changes in assets and liabilities:(1)
       Receivables..........................................     (8.0)    (47.5)        1.9
       Inventories..........................................    (51.1)     (5.2)      (31.1)
       Accounts payable and accrued liabilities.............      5.6     (25.9)       18.8
       Accrued income taxes.................................    (52.3)      4.6        (6.9)
       Other assets and liabilities, net....................    (22.2)    (63.6)       (0.4)
                                                              -------   -------   ---------
          Net cash provided by operating activities.........    502.6     401.9       332.9
                                                              -------   -------   ---------
Cash flows from investing activities:
  Cash paid for acquired businesses.........................   (580.4)   (434.6)     (293.7)
  Capital expenditures......................................   (174.9)   (165.8)     (142.4)
  Purchase of TLG plc common stock..........................       --        --       (42.4)
  Proceeds from disposition of businesses...................       --     149.1     1,900.0
  Proceeds from sales of marketable equity securities.......       --        --        44.9
  Proceeds from sales of property, plant and equipment......     16.4      11.2         5.9
                                                              -------   -------   ---------
          Net cash provided by (used in) investing
            activities......................................   (738.9)   (440.1)    1,472.3
                                                              -------   -------   ---------
Cash flows from financing activities:
  Proceeds from issuances of debt...........................    878.5     250.9     1,220.7
  Repayments of debt........................................   (474.9)    (69.0)   (1,567.8)
  Acquisition of treasury shares............................    (39.3)    (44.0)   (1,348.1)
  Dividends.................................................   (130.6)   (124.4)     (148.8)
  Activity under employee stock plans and other.............      1.9      30.7        41.7
                                                              -------   -------   ---------
          Net cash provided by (used in) financing
            activities......................................    235.6      44.2    (1,802.3)
                                                              -------   -------   ---------
Cash used in discontinued operations........................       --        --       (12.2)
Effect of exchange rate changes on cash and cash
  equivalents...............................................      0.2       0.5        (0.6)
                                                              -------   -------   ---------
Increase (decrease) in cash and cash equivalents............     (0.5)      6.5        (9.9)
Cash and cash equivalents, beginning of year................     26.9      20.4        30.3
                                                              -------   -------   ---------
Cash and cash equivalents, end of year......................  $  26.4   $  26.9   $    20.4
                                                              =======   =======   =========

---------------

(1) Net of the effects of acquisitions, divestitures and translation.

     The Notes to Consolidated Financial Statements are an integral part of these statements. See Note 16 for supplemental cash flow information.

                            COOPER INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  CAPITAL                              UNEARNED      ACCUMULATED
                                                 IN EXCESS                          EMPLOYEE STOCK    NONOWNER
                                        COMMON    OF PAR     RETAINED   TREASURY    OWNERSHIP PLAN   CHANGES IN
                                        STOCK      VALUE     EARNINGS     STOCK      COMPENSATION      EQUITY       TOTAL
                                        ------   ---------   --------   ---------   --------------   -----------   --------
                                                                           (IN MILLIONS)
BALANCE DECEMBER 31, 1997.............  $615.0    $679.8     $1,514.5   $  (149.7)    $   (66.5)      $    90.4    $2,683.5
                                                                                                                   --------
  Net income..........................                          423.0                                                 423.0
  Minimum pension liability
    adjustment........................                                                                     (1.1)       (1.1)
  Translation adjustment..............                                                                     (8.4)       (8.4)
  Decrease in unrealized gain on
    investments in marketable equity
    securities........................                                                                    (26.0)      (26.0)
  Reclassification to realized gain...                                                                    (84.9)      (84.9)
                                                                                                                   --------
    Net income and other nonowner
      changes in equity...............                                                                                302.6
                                                                                                                   --------
  Common stock dividends..............                         (148.8)                                               (148.8)
  Purchase of treasury shares.........                                   (1,348.1)                                 (1,348.1)
  Stock issued under employee stock
    plans.............................              (6.3)                    50.0                                      43.7
  ESOP shares allocated...............               0.7                                   25.9                        26.6
  Other activity......................              (0.2)         1.3         3.0                                       4.1
                                        ------    ------     --------   ---------     ---------       ---------    --------
BALANCE DECEMBER 31, 1998.............  615.0      674.0      1,790.0    (1,444.8)        (40.6)          (30.0)    1,563.6
                                                                                                                   --------
  Net income..........................                          331.9                                                 331.9
  Minimum pension liability
    adjustment........................                                                                      1.1         1.1
  Translation adjustment..............                                                                    (40.5)      (40.5)
                                                                                                                   --------
    Net income and other nonowner
      changes in equity...............                                                                                292.5
                                                                                                                   --------
  Common stock dividends..............                         (124.4)                                               (124.4)
  Purchase of treasury shares.........                                      (44.0)                                    (44.0)
  Stock issued under employee stock
    plans.............................              (1.6)                    37.2                                      35.6
  ESOP shares allocated...............              (0.5)                                  17.6                        17.1
  Other activity......................              (0.2)         0.6         2.3                                       2.7
                                        ------    ------     --------   ---------     ---------       ---------    --------
BALANCE DECEMBER 31, 1999.............  615.0      671.7      1,998.1    (1,449.3)        (23.0)          (69.4)    1,743.1
                                                                                                                   --------
  Net income..........................                          357.4                                                 357.4
  Minimum pension liability
    adjustment........................                                                                      0.1         0.1
  Translation adjustment..............                                                                    (51.2)      (51.2)
                                                                                                                   --------
    Net income and other nonowner
      changes in equity...............                                                                                306.3
                                                                                                                   --------
  Common stock dividends..............                         (130.6)                                               (130.6)
  Purchase of treasury shares.........                                      (39.3)                                    (39.3)
  Stock issued under employee stock
    plans.............................              (4.9)                    15.7                                      10.8
  ESOP shares allocated...............              (2.5)                                  14.4                        11.9
  Other activity......................              (1.0)         0.1         2.9                                       2.0
                                        ------    ------     --------   ---------     ---------       ---------    --------
BALANCE DECEMBER 31, 2000.............  $615.0    $663.3     $2,225.0   $(1,470.0)    $    (8.6)      $  (120.5)   $1,904.2
                                        ======    ======     ========   =========     =========       =========    ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements include the accounts of Cooper and its majority-owned subsidiaries. Affiliated companies are accounted for on the equity method where Cooper owns more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS: For purposes of the Consolidated Statements of Cash Flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES: Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 64% and 69% of inventories at December 31, 2000 and 1999, respectively were carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies, patterns and other -- 3 to 10 years.

GOODWILL: With minor exceptions, goodwill is amortized over 40 years from the respective acquisition dates. At each balance sheet date presented, management reviews the carrying value of long-lived assets and goodwill at the lowest level feasible whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If this review indicates that the carrying amount will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, an impairment loss is recognized. The impairment loss equals the excess of the carrying amount over the fair value of the asset. The fair value of the asset is based on prices for similar assets, if available, or discounted cash flows.

DERIVATIVE FINANCIAL INSTRUMENTS: On a recurring basis, foreign currency forward exchange contracts and commodity contracts are entered into to reduce risks of adverse changes in foreign exchange rates and commodity prices. All contracts are hedges with the gain or loss on the contract recognized in the same period and in the same category of income or expense as the underlying hedged transaction. Cooper does not enter into speculative derivative transactions. Due to the short term of the contracts and a restrictive policy, contract terminations are rare and insignificant events which are accounted for through income in the period they occur. Cooper currently is not a party to any interest rate swap agreements. Cooper's policy is to recognize the interest rate differential to be received or paid over the lives of the interest rate swap as an adjustment to interest expense.

REVENUE RECOGNITION: Cooper recognizes sales when products are shipped. Accruals for sales returns and other allowances are provided at the time of shipment based upon experience. Shipping and handling costs of $124.6 million, $96.2 million and $84.5 million in 2000, 1999 and 1998, respectively are reported as a reduction of revenues in the consolidated income statements.

COMMON STOCK BASED COMPENSATION: Cooper follows the intrinsic value method of accounting for stock based compensation plans as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000. Cooper will adopt the new statement effective January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as assets and liabilities and measured at fair value. Derivatives that are not designated as hedges must be adjusted to fair value through income. If the derivative is designated as a hedge,

                            COOPER INDUSTRIES, INC.

changes in the fair value of the derivative will either be offset against the fair value of the hedged asset, liability or firm commitment through earnings or recognized in accumulated nonowner changes in equity until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Based on Cooper's existing derivative financial instruments at December 31, 2000 and the ongoing utilization of these instruments, adoption of the new standard will not have a significant effect on Cooper's consolidated results of operations, financial position or cash flows.

NOTE 2: NONRECURRING ITEMS AND UNUSUAL ITEMS

     During the fourth quarter of 1998, Cooper announced a voluntary and involuntary severance program and committed to consolidate several facilities. While both the voluntary and involuntary severance programs were announced in 1998, the amount that could be accrued in 1998 was limited to severance relating to personnel actually severed in the fourth quarter and the severance provided by Cooper's written formal policies. During the first quarter of 1999, Cooper completed the voluntary program and accrued an additional $5.8 million primarily representing the voluntary severance program premium over the severance provided under Cooper's established policies. Cooper also accrued $1.5 million related to severance and other costs for facility closures announced during the first quarter of 1999. The additional accruals during 1999 totaled $7.3 million. In addition, during 1999, Cooper reduced legal accruals by $2.8 million related to the favorable settlement of certain litigation concerning lead in mini-blinds and reassessment of the required reserve. Cooper also reached agreement and received $0.8 million under an insurance policy related to the unsuccessful offer to acquire TLG plc in 1998. Since the original charge related to the litigation was included as a nonrecurring item in the Tools & Hardware segment and the costs related to TLG plc were reflected as a nonrecurring corporate item, the reversal of the accrual and the reimbursement of the expenses were reflected as nonrecurring items. The net nonrecurring items for 1999 resulted in a $3.7 million charge before income taxes and resulted in an after-tax charge of $2.4 million ($.02 per diluted common share).

     In 1994, Cooper sold its Cameron Forged Products business to Wyman-Gordon Corporation ("Wyman-Gordon") and received Wyman-Gordon common stock as part of the consideration. In 1995, the Wyman-Gordon common stock was monetized through the issuance of DECS(SM) (Debt Exchangeable for Common Stock) (Note 10). Cooper realized a $132.7 million gain from the sale of Cooper's marketable equity securities of Wyman-Gordon and the DECS monetization during 1998.

     In 1998, Cooper initiated an acquisition of TLG plc. The acquisition was not consummated as Cooper could not justify exceeding an offer made by another company. However, Cooper realized a gain of $2.5 million from the sale of common stock it had acquired at its offer price (Note 3).

     In 1998, Cooper recorded a $53.6 million charge for nonrecurring and unusual items. Cooper completed its formal annual review of each of its operations in the fourth quarter of 1998 and developed plans to strengthen the competitiveness and efficiencies of each operation. In addition to the specific plans for actions of each operation committed to by management during the fourth quarter, Cooper also initiated and announced a voluntary and involuntary severance program. Cooper has a formal written severance policy for salaried personnel, and in certain operations, contractual severance obligations for hourly personnel. While both the voluntary and involuntary severance programs were announced in 1998, the amount that could be accrued in 1998 was limited to severance relating to personnel actually severed in the fourth quarter and the severance provided by established written policies. Cooper accrued a total of $26.4 million in severance in the fourth quarter of 1998.

     Cooper also recorded a charge of $11.1 million for impairment of the assets of two electrical product lines. Market conditions, including increased competition from imports, had reduced the profitability of both of these product lines to negative amounts. Due to the inability to recover the investments on an undiscounted cash flow basis, the long-lived assets were written down to the estimated fair market value based on prices for similar assets. Cooper also recorded $16.1 million in other charges, including facility exit costs. In addition to hourly and certain voluntary and involuntary salaried severance, considerable facility exit costs cannot be accrued until the closing of a facility is announced and the costs are incurred. The charges in 1998 when combined with the nonrecurring gains

                            COOPER INDUSTRIES, INC.

result in a net $53.0 million after income taxes ($.46 per diluted common share) of nonrecurring and unusual items included in income from continuing operations.

     See "Nonrecurring Income and Expenses" in Management's Discussion and Analysis of Financial Condition and Results of Operations for additional information related to the 1999 and 1998 severance and facility consolidation charges including spending, number of employees terminated and remaining accrual balances.

NOTE 3: ACQUISITIONS AND DIVESTITURES

     In 2000, Cooper completed two large acquisitions and three small product-line acquisitions in its Electrical Products segment and one small acquisition in its Tools & Hardware segment for an aggregate cost of $578.4 million, subject to adjustment as provided in the acquisition agreements. A total of $355.0 million in goodwill was recorded, on a preliminary basis, with respect to the acquisitions. In March 2000, Cooper acquired Eagle Electric for a total cost of $124.6 million. Eagle Electric manufactures and sells electrical wiring devices including switches, receptacles, plugs and connectors, cords and other electrical accessories to the residential and commercial markets. In May 2000, Cooper acquired B-Line Systems for a total cost of $430.6 million. B-Line Systems manufactures and markets support systems and enclosures for electrical, mechanical and telecommunications/data applications.

     In 1999, Cooper completed eight acquisitions in its Electrical Products segment and two small acquisitions in its Tools & Hardware segment for an aggregate cost of $443.8 million. The acquisitions include two businesses in the United Kingdom and a business in France that expanded the product offerings of the Cooper European based division, three domestic lighting businesses and four other small product-line acquisitions. A total of $354.4 million in goodwill was recorded, including an additional $16.2 million in 2000, with respect to the acquisitions.

     In 1998, Cooper completed one large acquisition, ten small product-line acquisitions and the divestiture of the Automotive Products segment. Seven acquisitions were in the Tools & Hardware segment and four were in the Electrical Products segment. In March 1998, the Company acquired INTOOL for a total cost of $227.2 million. INTOOL manufactures and sells pneumatic and electric assembly tools, precision-drilling equipment, fastening systems and portable and fixed mounted tools used in industrial, automotive, aerospace and energy markets. The ten small product line acquisitions had an aggregate cost of $67.6 million. A total of $245.7 million in goodwill was recorded, including an additional $10.5 million in 1999, with respect to the acquisitions. On October 9, 1998, Cooper completed the sale of its Automotive Products segment for $1.9 billion (See Note 18).

     On September 4, 1998, Cooper announced its offer to acquire TLG plc in a transaction valued at approximately $535 million. On September 28, 1998, Cooper announced that its offer to acquire TLG plc had expired and would not be extended due to a rival bid made to acquire TLG plc for approximately $585 million. During the third quarter of 1998, Cooper acquired common stock of TLG plc for $42.4 million. The common stock was tendered to the rival bidder in October 1998. Cooper realized a gain of approximately $1.6 million after income taxes in the fourth quarter of 1998 from the sale of the common stock.

     The acquisitions have been accounted for as purchases and the results of the acquisitions are included in Cooper's consolidated income statements since the respective acquisition dates. The pro forma net income and earnings per share for 2000, 1999 and 1998, assuming the acquisitions had been made at the beginning of each year, would not be materially different from reported net income and earnings per share.

                            COOPER INDUSTRIES, INC.

NOTE 4: INVENTORIES

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
                                                                 (IN MILLIONS)
Raw materials...............................................  $   230.1   $  196.9
Work-in-process.............................................      134.6      133.6
Finished goods..............................................      404.5      299.5
Perishable tooling and supplies.............................       20.5       20.1
                                                              ---------   --------
                                                                  789.7      650.1
Excess of current standard costs over LIFO costs............      (82.8)     (80.8)
                                                              ---------   --------
          Net inventories...................................  $   706.9   $  569.3
                                                              =========   ========

NOTE 5: PROPERTY, PLANT AND EQUIPMENT AND GOODWILL

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
                                                                 (IN MILLIONS)
Property, plant and equipment:
  Land and land improvements................................  $    51.5   $   51.6
  Buildings.................................................      408.9      356.0
  Machinery and equipment...................................      816.0      731.7
  Tooling, dies and patterns................................      191.1      168.0
  All other.................................................      290.2      267.6
  Construction in progress..................................      124.6      117.7
                                                              ---------   --------
                                                                1,882.3    1,692.6
  Accumulated depreciation..................................   (1,011.9)    (924.6)
                                                              ---------   --------
                                                              $   870.4   $  768.0
                                                              =========   ========
  Goodwill..................................................  $ 2,473.7   $2,143.6
  Accumulated amortization..................................     (460.2)    (404.6)
                                                              ---------   --------
                                                              $ 2,013.5   $1,739.0
                                                              =========   ========

NOTE 6: ACCRUED LIABILITIES

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
                                                                 (IN MILLIONS)
Salaries, wages and employee benefit plans..................  $   207.9   $  201.2
Product and environmental liability accruals................       40.9       48.2
Commissions and customer incentives.........................       39.1       36.0
Facility integration of acquired businesses.................       37.5       10.8
Other (individual items less than 5% of total current
  liabilities)..............................................      160.9      196.3
                                                              ---------   --------
                                                              $   486.3   $  492.5
                                                              =========   ========

     At December 31, 2000, Cooper had accruals of $16.3 million with respect to potential product liability claims and $49.6 million with respect to potential environmental liabilities, including $25.0 million classified as a long-term liability, based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

     The product liability accrual consists of $3.4 million of known claims with respect to ongoing operations, $7.9 million of known claims for previously divested operations and $5.0 million which represents an estimate of

                            COOPER INDUSTRIES, INC.

claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper has insurance coverage for individual 2000 claims above $3.0 million.

     Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $8.7 million related to sites owned by Cooper and $40.9 million for retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper was a potentially responsible party. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties.

     It has been Cooper's consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 15-25% of the balance classified as current is normally spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

     Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

     In connection with acquisitions accounted for using the purchase method of accounting, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Significant accruals include plant shut-down and realignment costs. The following table summarizes the accrual balances and activity during each of the last three years:

                                                              2000    1999    1998
                                                              -----   -----   -----
                                                                  (IN MILLIONS)
ACTIVITY DURING EACH YEAR:
Balance, beginning of year..................................  $10.8   $15.6   $ 6.2
Spending....................................................   (3.5)   (4.8)   (5.7)
Acquisitions -- initial allocation..........................   28.6     1.2     9.9
Acquisitions -- final allocation adjustment.................    2.2    (0.3)    5.2
Translation.................................................   (0.6)   (0.9)     --
                                                              -----   -----   -----
Balance, end of year........................................  $37.5   $10.8   $15.6
                                                              =====   =====   =====
BALANCE BY CATEGORY OF ACCRUAL:
Plant shut-down and realignment.............................  $36.5   $ 9.5   $13.4
Other realignment and integration...........................    1.0     1.3     2.2
                                                              -----   -----   -----
                                                              $37.5   $10.8   $15.6
                                                              =====   =====   =====

     Plant shut-down and realignment includes the costs to terminate personnel, shut down the facilities, terminate leases and similar costs. Other realignment and integration costs includes costs to exit product lines and miscellaneous costs.

     During the three years ended December 31, 2000, accruals reversed to income were insignificant. The annual spending was primarily related to downsizing and consolidating facilities. The 2000 acquisitions-initial allocation

                            COOPER INDUSTRIES, INC.

amount is related to the Eagle Electric acquisition and includes approximately $24.2 million for severance and related costs to terminate personnel and $4.4 million of one-time additional costs associated with shutting down manufacturing operations and vacating existing facilities. The 1998 acquisitions-initial allocation amount primarily relates to the INTOOL acquisition. Acquisitions-final allocation adjustment represents adjustments to goodwill for finalization of the purchase price allocations recorded in the previous year. The 1998 acquisitions -- final allocation adjustment is due to the acquisition of Menvier in December 1997. The Menvier acquisition had insignificant accruals for terminations and no significant individual exit plan costs were accrued.

NOTE 7: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                DECEMBER 31,
                                                              -----------------
                                                                2000      1999
                                                              --------   ------
                                                                (IN MILLIONS)
6.89%* commercial paper maturing at various dates through
  February 2001.............................................  $  400.0   $220.0
6.41%-6.97% second series medium-term notes, due through
  2010......................................................     302.1    302.1
5.78%-6.45% third series medium-term notes, due through
  2008......................................................     300.0    300.0
6.25% Euro bonds maturing in October 2005...................     279.4       --
5.67%* Pound Sterling notes payable maturing at various
  dates through 2005........................................      27.4     27.9
Other.......................................................      43.0     46.6
                                                              --------   ------
                                                               1,351.9    896.6
Current maturities..........................................     (51.1)    (2.1)
                                                              --------   ------
Long-term portion...........................................  $1,300.8   $894.5
                                                              ========   ======

---------------

* Weighted average interest rates at December 31, 2000. The weighted average interest rates on commercial paper and Pound Sterling notes payable were, 6.35% and 5.65%, respectively, at December 31, 1999.

     Cooper has U.S. committed credit facilities of $1,040 million, $490 million of which expires in 2001 and $550 million expires in 2004. At December 31, 2000, Cooper had $547.9 million of its $1,040 million U.S. committed credit facilities available, after considering commercial paper backup. At December 31, 1999, $816.2 million of its total $1,165 million U.S. committed credit facilities was available after considering commercial paper backup. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt-to-total capitalization ratio.

     During 1999, Cooper completed a shelf registration statement to issue up to $500 million of debt securities. At December 31, 2000, all $500 million of the shelf registration was available to be issued.

     Interest rates on Cooper's commercial paper borrowings were generally 2.80% and 2.85% below the U.S. prime rate during 2000 and 1999, respectively. Total interest paid during 2000, 1999 and 1998 was $96 million, $63 million and $100 million, respectively. No interest expense has been allocated to discontinued operations.

     Commercial paper of $400 million and $220 million at December 31, 2000 and 1999, respectively, was classified as long-term debt reflecting Cooper's intention to refinance these amounts during the twelve-month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities.

     Maturities of long-term debt for the five years subsequent to December 31, 2000 are $51.1 million, $62.0 million, $154.3 million, $401.0 million and $536.2 million, respectively. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

                            COOPER INDUSTRIES, INC.

NOTE 8: COMMON AND PREFERRED STOCK

COMMON STOCK

     At December 31, 2000, 1999 and 1998, 250,000,000 shares of Common stock were authorized of which 93,413,244, 94,199,620 and 94,248,751 shares were issued and outstanding at December 31, 2000, 1999 and 1998, respectively. During the year ended December 31, 2000, Cooper purchased 1,138,500 shares as treasury stock at an average price of $34.52 per share and 352,124 shares were issued primarily in connection with employee stock plans. During the year ended December 31, 1999, Cooper purchased 800,000 shares as treasury stock at an average price of $54.99 per share and 750,869 shares were issued primarily in connection with employee stock plans. During the year ended December 31, 1998, Cooper purchased 26,891,548 shares as treasury stock at an average price of $50.13 per share and 978,853 shares were issued primarily in connection with employee stock plans. At December 31, 2000, Cooper had 10,740,846 shares reserved for the Dividend Reinvestment Plan, grants and exercises of stock options, performance-based stock awards and subscriptions under the Employee Stock Purchase Plan and other plans.

     Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

     Under a Shareholder Rights Plan adopted by the Board of Directors in 1997, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right entitles the holder to buy one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $225 per one one-hundredth of a share or, in certain circumstances Common stock having a value of twice the purchase price. Each Right becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire August 5, 2007 and, at Cooper's option, may be redeemed prior to expiration for $.01 per Right.

PREFERRED STOCK

     At December 31, 2000 and 1999, Cooper was authorized to issue 1,340,750 shares of Preferred stock with no par value, 10,000,000 shares of $2.00 par value Preferred stock and 2,821,079 shares of $1.00 par value Preferred stock. At December 31, 2000 and 1999, no Preferred shares were issued or outstanding.

                            COOPER INDUSTRIES, INC.

NOTE 9: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

     Under Cooper stock option plans, officers, directors and key employees may be granted options to purchase Cooper's Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

     A summary of the status of Cooper's fixed stock option plans for officers and employees as of December 31, 2000 and activity during the three years ended December 31, 2000 is presented below:

                                               2000                   1999                   1998
                                       --------------------   --------------------   ---------------------
                                                   WEIGHTED               WEIGHTED                WEIGHTED
                                                   AVERAGE                AVERAGE                 AVERAGE
                                                   EXERCISE               EXERCISE                EXERCISE
                                        SHARES      PRICE      SHARES      PRICE       SHARES      PRICE
                                       ---------   --------   ---------   --------   ----------   --------
Outstanding at beginning of year.....  2,748,601    $45.94    2,144,104    $46.52     3,113,077    $43.55
Granted..............................  1,425,800    $37.94    1,018,700    $43.52       968,200    $56.63
Exercised............................     (6,500)   $39.06     (286,492)   $39.82    (1,075,905)   $45.00
Canceled.............................   (357,404)   $42.57     (127,711)   $50.13      (861,268)   $49.02
                                       ---------              ---------              ----------
Outstanding at end of year...........  3,810,497    $43.28    2,748,601    $45.94     2,144,104    $46.52
                                       =========              =========              ==========
Options exercisable at end of year...  1,608,117              1,128,905                 782,509
Options available for grant at end of
  year...............................  1,916,174              3,289,602               4,264,190

                 OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
------------------------------------------------------   ----------------------
                                 WEIGHTED
                    SHARES        AVERAGE     WEIGHTED     SHARES      WEIGHTED
                  OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF           AT        CONTRACTUAL   EXERCISE       AT        EXERCISE
EXERCISE PRICES    12/31/00        LIFE        PRICE      12/31/00      PRICE
---------------   -----------   -----------   --------   -----------   --------
$37.94 - $43.13    1,790,578        8.1        $38.24       398,644     $39.13
$43.47 - $56.63    2,019,919        7.1        $47.74     1,209,473     $48.42
                   ---------                              ---------
                   3,810,497                              1,608,117
                   =========                              =========

     During 2000, options to purchase 9,000 shares of common stock were granted to nonemployee directors at an exercise price of $35.19 and options for 4,000 shares were exercised at $17.31 per share. During 1999, options to purchase 11,000 shares of Common stock were granted to nonemployee directors at an exercise price of $49.03 and options for 4,000 shares were exercised at $14.69 per share. During 1998, options to purchase 11,000 shares of Common stock were granted to nonemployee directors at an exercise price of $63.78 and options for 4,000 shares were exercised at $24.00 per share. At December 31, 2000, options under the director plans for 20,000 Common shares were exercisable at $42.13 to $63.78 per share, and 141,600 shares were reserved for future grants.

     Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 85% of the market value on the offering date or 85% of the market value on the purchase date. On September 10, 1999, a total of 307,545 shares were sold to employees at $45.68 per share. At December 31, 2000, subscriptions for 408,447 shares of Common stock were outstanding at $44.63 per share or, if lower, 85% of the average market price on September 10, 2001, which is the purchase date. At December 31, 2000, an aggregate of 2,735,428 shares of Common stock were reserved for future issuance.

     Cooper follows the intrinsic value method of accounting for stock-based compensation plans as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized under Cooper's fixed stock option plans or Employee Stock Purchase Plan. Compensation expense of $5.1 million, $6.1 million and $6.6 million was recognized in the consolidated financial statements during 2000, 1999 and 1998, respectively for the performance-

                            COOPER INDUSTRIES, INC.

based stock awards. If compensation expense for all of Cooper's stock-based compensation plans was recognized using the alternative fair value method of accounting under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have decreased by approximately 2.1% in 2000, 2.3% in 1999 and 1.6% in 1998. The fair value was estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999 and 1998 respectively: dividend yield of 3.5%, 3.0% and 2.3%, expected volatility of 26.4%, 26.4% and 22.2%, risk free interest rates of 6.7%, 5.0% and 5.6% and expected lives of 7 years in 2000, 1999 and 1998.

NOTE 10: ACCUMULATED NONOWNER CHANGES IN EQUITY

                                                              MINIMUM    UNREALIZED    CUMULATIVE
                                                              PENSION      GAIN ON     TRANSLATION
                                                             LIABILITY   INVESTMENTS   ADJUSTMENT     TOTAL
                                                             ---------   -----------   -----------   -------
                                                                              (IN MILLIONS)
Balance December 31, 1997..................................    $(2.8)      $ 110.9       $ (17.7)    $  90.4
Current year other nonowner changes in equity..............     (1.1)       (110.9)         (8.4)     (120.4)
                                                               -----       -------       -------     -------
Balance December 31, 1998..................................     (3.9)           --         (26.1)      (30.0)
Current year other nonowner changes in equity..............      1.1            --         (40.5)      (39.4)
                                                               -----       -------       -------     -------
Balance December 31, 1999..................................     (2.8)           --         (66.6)      (69.4)
Current year other nonowner changes in equity..............      0.1            --         (51.2)      (51.1)
                                                               -----       -------       -------     -------
Balance December 31, 2000..................................    $(2.7)      $    --       $(117.8)    $(120.5)
                                                               =====       =======       =======     =======

                                                2000                          1999                           1998
                                     ---------------------------   ---------------------------   -----------------------------
                                     BEFORE      TAX               BEFORE      TAX               BEFORE       TAX
                                      TAX     (EXPENSE)    NET      TAX     (EXPENSE)    NET       TAX     (EXPENSE)     NET
                                     AMOUNT    BENEFIT    AMOUNT   AMOUNT    BENEFIT    AMOUNT   AMOUNT     BENEFIT    AMOUNT
                                     ------   ---------   ------   ------   ---------   ------   -------   ---------   -------
                                                                           (IN MILLIONS)
Minimum pension liability
  adjustment.......................  $ 0.1      $  --     $ 0.1    $ 1.9      $(0.8)    $ 1.1    $ (1.8)     $ 0.7     $  (1.1)
                                     ------     -----     ------   ------     -----     ------   -------     -----     -------
Decrease in unrealized gain during
  the year.........................     --         --        --       --         --        --     (40.6)      14.6       (26.0)
Less reclassification adjustment
  for realized gains...............     --         --        --       --         --        --    (132.7)      47.8       (84.9)
                                     ------     -----     ------   ------     -----     ------   -------     -----     -------
Net unrealized gain on
  investments......................     --         --        --       --         --        --    (173.3)      62.4      (110.9)
                                     ------     -----     ------   ------     -----     ------   -------     -----     -------
Translation adjustment.............  (78.8)      27.6     (51.2)   (62.3)      21.8     (40.5)    (12.9)       4.5        (8.4)
                                     ------     -----     ------   ------     -----     ------   -------     -----     -------
Other nonowner changes in equity...  $(78.7)    $27.6     $(51.1)  $(60.4)    $21.0     $(39.4)  $(188.0)    $67.6     $(120.4)
                                     ======     =====     ======   ======     =====     ======   =======     =====     =======

     In December 1995, Cooper issued 16.5 million DECS at $13.50 which, at maturity, were mandatorily exchangeable into shares of Wyman-Gordon common stock or, at Cooper's option, into cash in lieu of shares. The DECS were a hedge of Cooper's investment in Wyman-Gordon common stock. Prior to redemption, the unrealized gain on the investment in Wyman-Gordon common stock was included in accumulated nonowner changes in equity as an unrealized gain on investments in marketable equity securities, net of tax. Additionally, Cooper's long-term debt included an increase in the market value of Wyman-Gordon common stock related to the DECS. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities, net of tax.

     The DECS were exchanged for Wyman-Gordon common stock upon redemption in December 1998 resulting in a realized gain of $132.7 million ($84.9 million after income taxes).

                            COOPER INDUSTRIES, INC.

NOTE 11: INCOME TAXES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                              (IN MILLIONS, EXCEPT FOR
                                                                    PERCENTAGES)
Components of income from continuing operations before
  income taxes:
  U.S. operations...........................................  $433.7   $390.7   $404.8
  Foreign operations........................................   116.2    127.9    118.8
                                                              ------   ------   ------
          Income from continuing operations before income
           taxes............................................  $549.9   $518.6   $523.6
                                                              ======   ======   ======
Components of income tax expense:
  Current:
     U.S. Federal...........................................  $ 64.0   $ 84.3   $122.8
     U.S. state and local...................................     1.3      6.2     18.1
     Foreign................................................    28.4     36.2     34.4
                                                              ------   ------   ------
                                                                93.7    126.7    175.3
                                                              ------   ------   ------
  Deferred:
     U.S. Federal...........................................    72.8     48.0     11.0
     U.S. state and local...................................    19.4     10.4     (2.7)
     Foreign................................................     6.6      1.6      4.1
                                                              ------   ------   ------
                                                                98.8     60.0     12.4
                                                              ------   ------   ------
          Income tax expense................................  $192.5   $186.7   $187.7
                                                              ======   ======   ======
Total income taxes paid.....................................  $132.3   $132.5   $184.4
                                                              ======   ======   ======
Effective tax rate reconciliation:
  U.S. Federal statutory rate...............................    35.0%    35.0%    35.0%
  State and local income taxes..............................     2.2      1.9      1.7
  Foreign statutory rate differential.......................    (1.2)    (1.5)    (0.5)
  Nondeductible goodwill....................................     2.4      2.3      2.2
  Foreign Sales Corporation.................................    (0.8)    (0.7)    (1.0)
  Tax credits...............................................    (1.4)    (0.3)    (0.8)
  Other.....................................................    (1.2)    (0.7)    (0.8)
                                                              ------   ------   ------
          Effective tax rate attributable to continuing
           operations.......................................    35.0%    36.0%    35.8%
                                                              ======   ======   ======

                            COOPER INDUSTRIES, INC.

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                (IN MILLIONS)
Components of deferred tax assets and liabilities:
  Deferred tax assets:
     Postretirement and other employee welfare benefits.....  $  80.1   $  90.7
     Accrued liabilities....................................    134.0     147.7
     Minimum pension liability..............................      1.8       1.8
     Capital loss carryforward(1)...........................     59.1      88.6
     Other..................................................     55.1      37.0
                                                              -------   -------
          Total deferred tax assets.........................    330.1     365.8
                                                              -------   -------
  Valuation allowance(1)....................................    (47.0)    (51.6)
                                                              -------   -------
  Deferred tax liabilities:
     Property, plant and equipment and intangibles..........   (107.0)    (93.8)
     Inventories............................................    (18.9)    (22.3)
     Employee stock ownership plan..........................    (21.8)    (20.7)
     Pension plans..........................................    (34.2)    (32.8)
     Other..................................................    (22.3)    (24.9)
                                                              -------   -------
          Total deferred tax liabilities....................   (204.2)   (194.5)
                                                              -------   -------
          Net deferred tax asset............................  $  78.9   $ 119.7
                                                              =======   =======

---------------

(1) Cooper incurred a capital loss on the sale of the Automotive Products segment. The capital loss carryforward is available to offset capital gains through 2003.

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. Cooper's liabilities for continuing operations at December 31, 2000 and 1999 include the additional U.S. tax estimated to be payable on substantially all unremitted earnings of foreign subsidiaries.

                            COOPER INDUSTRIES, INC.

NOTE 12: PENSION AND OTHER POSTRETIREMENT BENEFITS

     Cooper and its subsidiaries have numerous defined benefit pension plans and other postretirement benefit plans. The benefits provided under Cooper's various postretirement benefit plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 90% of the total. Current employees, unless grandfathered under plans assumed in acquisitions, are not provided postretirement benefits other than pensions. The vast majority of the annual other postretirement benefit expense is related to employees who are already retired.

                                                                                        OTHER
                                                                                   POSTRETIREMENT
                                                              PENSION BENEFITS        BENEFITS
                                                              -----------------   -----------------
                                                               2000      1999      2000      1999
                                                              -------   -------   -------   -------
                                                                          (IN MILLIONS)
Change in benefit obligation:
  Benefit obligation at January 1...........................  $565.3    $592.5    $ 116.5   $ 158.8
  Service cost..............................................    14.9      15.4        0.1       0.2
  Interest cost.............................................    41.0      38.1        8.8      10.4
  Benefit payments..........................................   (27.6)    (34.8)     (13.6)    (13.6)
  Settlements...............................................   (25.7)       --         --        --
  Actuarial gain............................................    (5.9)    (37.0)      (0.6)    (38.6)
  Acquisitions..............................................    25.5        --        2.2        --
  Other.....................................................    (3.2)     (8.9)      (1.2)     (0.7)
                                                              ------    ------    -------   -------
Benefit obligation at December 31...........................   584.3     565.3      112.2     116.5
                                                              ------    ------    -------   -------
Change in plan assets:
  Fair value of plan assets at January 1....................   615.3     606.8         --        --
  Actual return on plan assets..............................    10.7      35.5         --        --
  Employer contributions....................................     7.6      10.9       13.6      13.6
  Benefit payments..........................................   (27.6)    (34.8)     (13.6)    (13.6)
  Settlements...............................................   (25.7)       --         --        --
  Acquisitions..............................................    39.1        --         --        --
  Other.....................................................    (3.3)     (3.1)        --        --
                                                              ------    ------    -------   -------
Fair value of plan assets at December 31....................   616.1     615.3         --        --
                                                              ------    ------    -------   -------
Funded status...............................................    31.8      50.0     (112.2)   (116.5)
Unrecognized actuarial (gain) loss..........................     7.4     (36.6)     (96.0)   (104.7)
Unrecognized prior service cost.............................     0.1       0.1       (3.0)     (3.2)
Other.......................................................     0.6       1.0         --        --
                                                              ------    ------    -------   -------
Net amount recognized.......................................  $ 39.9    $ 14.5    $(211.2)  $(224.4)
                                                              ======    ======    =======   =======
Amounts recognized in the balance sheet consist of:
  Prepaid benefit asset.....................................  $105.4    $ 80.7    $    --   $    --
  Accrued benefit liability.................................   (71.5)    (72.7)    (211.2)   (224.4)
  Intangible asset..........................................     1.5       1.9         --        --
  Accumulated other nonowner changes in equity..............     4.5       4.6         --        --
                                                              ------    ------    -------   -------
Net amount recognized.......................................  $ 39.9    $ 14.5    $(211.2)  $(224.4)
                                                              ======    ======    =======   =======

                            COOPER INDUSTRIES, INC.

     The projected benefit obligation and accumulated benefit obligation for Cooper's unfunded defined benefit pension plans were $69.0 million and $64.4 million as of December 31, 2000, and $70.1 million and $65.6 million as of December 31, 1999, respectively.

                                                                                          OTHER
                                                          PENSION BENEFITS       POSTRETIREMENT BENEFITS
                                                      ------------------------   ------------------------
                                                       2000     1999     1998     2000     1999     1998
                                                      ------   ------   ------   ------   ------   ------
                                                                         (IN MILLIONS)
Components of net periodic benefit cost:
  Service cost......................................  $ 14.9   $ 15.4   $ 13.3   $ 0.1    $ 0.2    $ 0.3
  Interest cost.....................................    41.0     38.1     39.0     8.8     10.4     10.3
  Expected return on plan assets....................   (52.1)   (50.7)   (47.6)     --       --       --
  Amortization of unrecognized transition (asset)
     obligation.....................................     0.2     (1.5)    (1.5)     --       --       --
  Amortization of prior service cost................      --      0.1      0.1    (1.4)    (1.5)    (1.4)
  Recognized actuarial gain.........................    (2.0)    (0.8)    (0.1)   (9.3)    (7.5)    (6.6)
  Settlement/curtailment............................    (3.6)     0.1       --      --       --       --
                                                      ------   ------   ------   -----    -----    -----
          Net periodic benefit cost.................  $ (1.6)  $  0.7   $  3.2   $(1.8)   $ 1.6    $ 2.6
                                                      ======   ======   ======   =====    =====    =====

     Net periodic pension benefit costs includes a $3.6 million settlement gain in 2000 primarily resulting from the voluntary severance program (Note 2).

                                                                                            OTHER
                                                                                       POSTRETIREMENT
                                                             PENSION BENEFITS             BENEFITS
                                                       -----------------------------   ---------------
                                                           2000            1999        2000      1999
                                                       -------------   -------------   -----     -----
Weighted average assumptions as of December 31:
  Discount rate......................................  6.00% - 7.75%   6.00% - 7.75%   7.75%     7.75%
  Expected return on plan assets.....................  7.00% - 8.50%   7.50% - 8.50%     --        --
  Rate of compensation increase......................  3.00% - 4.50%   3.00% - 4.50%     --        --

     For other postretirement benefit measurement purposes, a 6.6% annual increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.5% for 2002 and remain at that level thereafter. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                              1-PERCENTAGE-    1-PERCENTAGE-
                                                              POINT INCREASE   POINT DECREASE
                                                              --------------   --------------
                                                                       (IN MILLIONS)
Effect on total of service and interest cost components.....       $0.6            $(0.5)
Effect on the postretirement benefit obligation.............       $7.5            $(6.9)

     During 2000, 1999 and 1998, expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) totaled $17.6 million, $17.5 million and $15.7 million, respectively.

NOTE 13: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

     All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Retirement Savings and Stock Ownership Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or treasury shares issued to the ESOP. The ESOP purchased Cooper Common stock which was financed through external borrowings and loans from Cooper. The external ESOP debt matured in July 1999 and was fully repaid. The purchases funded by loans between the ESOP and Cooper are treated as eliminated intercompany loans for financial statement purposes.

                            COOPER INDUSTRIES, INC.

Cooper makes annual contributions to the ESOP to fund the payment of principal and interest. Dividends on unallocated shares received by the ESOP (and allocated shares prior to 2000) are used to pay debt service. As the debt is repaid, unallocated shares are allocated to CO-SAV participants to satisfy Cooper's matching obligation or to replace dividends on allocated shares with Cooper Common shares in years prior to 2000.

     Dividends paid on unallocated shares of $0.5 million and $1.0 million during 2000 and 1999, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt. Dividends paid on allocated ESOP shares of $3.8 million during 1999 were used to pay additional principal and interest payments in order to allocate shares equivalent to the dividend amount to participants in the CO-SAV plan. Cooper contributed an additional $9.6 million and $13.5 million in cash to the ESOP during 2000 and 1999, respectively, to fund principal and interest payments on ESOP debt.

     The number of allocated, committed to be allocated, and unallocated ESOP shares at December 31, 2000 and 1999 is summarized below.

                                                               SHARES PURCHASED      SHARES PURCHASED
                                                                 PRIOR TO 1994            IN 1994
                                                             ---------------------   -----------------
                                                               2000        1999       2000      1999
                                                             ---------   ---------   -------   -------
Allocated to CO-SAV participants...........................  2,783,473   2,872,743   928,837   631,574
Committed to be allocated..................................      1,111       1,687        --    38,132
Unallocated................................................    166,389     175,761        --   287,394

     Shares purchased by the ESOP prior to 1994 are accounted for in accordance with Statement of Position 76-3, Accounting Practices for Certain Employee Stock Ownership Plans and Emerging Issues Task Force Issue 89-8, Expense Recognition for Employee Stock Ownership Plans. Compensation expense is equal to Cooper's CO-SAV matching obligation, adjusted for the difference between the fair market value and cost of the shares committed to be allocated. Compensation expense is reduced by the amount of dividends paid on unallocated ESOP shares available for future matching. All shares issued to the ESOP are considered outstanding for purposes of computing earnings per share.

     Shares purchased by the ESOP in 1994 are accounted for in accordance with Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans ("SOP 93-6"). SOP 93-6 was effective for fiscal years beginning after December 15, 1993. Compensation expense is recognized at the fair value of the shares committed to be allocated which is equal to the amount of Cooper's CO-SAV matching obligation. Unearned employee stock ownership plan compensation is credited as shares are committed to be allocated based on the cost of the shares to the ESOP. The difference between the fair market value and cost of the shares committed to be allocated is recorded as an adjustment to capital in excess of par value. Dividends paid on unallocated shares are recorded as a reduction of ESOP debt, accrued interest or accrued employee benefits. Unallocated shares are not treated as outstanding in the earnings per share computation.

     Compensation expense for the CO-SAV plan and the ESOP was $20.2 million, $18.6 million and $15.6 million in 2000, 1999 and 1998, respectively.

NOTE 14: INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION

Industry Segments

     Cooper's continuing operations consist of two segments: Electrical Products and Tools & Hardware. Markets for Cooper's products and services are worldwide, with the United States being the largest market.

     The Electrical Products segment manufactures, markets and sells electrical and circuit protection products, including fittings, support systems, enclosures, plugs, receptacles, lighting fixtures, fuses, emergency lighting, fire detection systems and security products for use in residential, commercial and industrial construction, maintenance and repair applications. The segment also manufactures, markets and sells products for use by utilities and in industry for electrical power transmission and distribution.

                            COOPER INDUSTRIES, INC.

     The Tools & Hardware segment manufactures, markets and sells hand tools for industrial, construction and consumer markets; automated assembly systems for industrial markets and electric and pneumatic industrial power tools for general industry, primarily automotive and aerospace manufacturers.

     The performance of businesses are evaluated at the segment level and resources are allocated among the segments. The Cooper executive responsible for each segment further allocates resources between the various division operating units that compose the segment and, in international markets, determines the integration of product lines and operations across division operating units. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Cooper manages cash, debt and income taxes centrally. Accordingly, Cooper evaluates performance of its segments and operating units based on the operating earnings exclusive of financing activities and income taxes. Nonrecurring and unusual items are excluded from the evaluations. The segments are managed separately because they manufacture and distribute distinct products. Intersegment sales and related receivables for each of the years presented were insignificant.

     Financial information by industry segment was as follows:

                                             REVENUES                  OPERATING EARNINGS                TOTAL ASSETS
                                  ------------------------------   --------------------------   ------------------------------
                                     YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                  ------------------------------   --------------------------   ------------------------------
                                    2000       1999       1998      2000      1999     1998       2000       1999       1998
                                  --------   --------   --------   -------   ------   -------   --------   --------   --------
                                                                         (IN MILLIONS)
Electrical Products.............  $3,659.2   $3,060.9   $2,824.4   $ 585.0   $516.7   $ 479.0   $3,660.9   $2,969.5   $2,473.3
Tools & Hardware................     800.7      808.0      826.8      97.7     97.9     112.4      844.8      897.8      903.8
                                  --------   --------   --------   -------   ------   -------   --------   --------   --------
  Total management reporting....  $4,459.9   $3,868.9   $3,651.2     682.7    614.6     591.4    4,505.7    3,867.3    3,377.1
                                  ========   ========   ========
Segment nonrecurring and unusual
  items.........................                                        --     (4.5)    (51.3)
                                                                   -------   ------   -------
Net segment operating
  earnings......................                                     682.7    610.1     540.1
General Corporate:
  Nonrecurring gains............                                        --      0.8     135.2
  Nonrecurring charges..........                                        --       --      (2.3)
  Expense.......................                                     (32.5)   (37.1)    (47.5)
Interest expense, net...........                                    (100.3)   (55.2)   (101.9)
                                                                   -------   ------   -------
Consolidated income from
  continuing operations before
  income taxes..................                                   $ 549.9   $518.6   $ 523.6
                                                                   =======   ======   =======
Corporate assets................                                                                   283.6      276.1      402.0
                                                                                                --------   --------   --------
Consolidated assets.............                                                                $4,789.3   $4,143.4   $3,779.1
                                                                                                ========   ========   ========

                                                                                 ELECTRICAL   TOOLS &                CONSOLIDATED
                                                                                  PRODUCTS    HARDWARE   CORPORATE      TOTAL
                                                                                 ----------   --------   ---------   ------------
                                                                                                  (IN MILLIONS)
2000
  Depreciation...................................................................  $ 83.1      $ 30.7     $  2.1       $ 115.9
  Goodwill amortization..........................................................    49.1         9.4         --          58.5
  Capital expenditures...........................................................   128.9        26.8       19.2         174.9
  Investment in unconsolidated affiliates........................................    22.2          --         --          22.2
1999
  Depreciation...................................................................  $ 69.6      $ 29.4     $  1.5       $ 100.5
  Goodwill amortization..........................................................    37.7         9.4         --          47.1
  Nonrecurring gains.............................................................      --          --        0.8           0.8
  Nonrecurring charges...........................................................     3.0         1.5         --           4.5
  Capital expenditures...........................................................   117.5        36.5       11.8         165.8
  Investment in unconsolidated affiliates........................................    11.4          --         --          11.4

                            COOPER INDUSTRIES, INC.

                                                             ELECTRICAL   TOOLS &                CONSOLIDATED
                                                              PRODUCTS    HARDWARE   CORPORATE      TOTAL
                                                             ----------   --------   ---------   ------------
                                                                              (IN MILLIONS)
1998
  Depreciation.............................................    $ 66.4      $ 25.9     $  1.4       $  93.7
  Goodwill amortization....................................      35.9         7.9         --          43.8
  Nonrecurring gains.......................................        --          --      135.2         135.2
  Nonrecurring charges.....................................      42.6         8.7        2.3          53.6
  Capital expenditures.....................................      95.9        45.3        1.2         142.4
  Investment in unconsolidated affiliates..................       8.6          --         --           8.6
  Other significant noncash item:
     Write-down of impaired long-lived assets..............      11.1          --         --          11.1

GEOGRAPHIC INFORMATION

     Revenues and long-lived assets by country are summarized below. Revenues are attributed to geographic areas based on the location of the assets producing the revenues.

                                                     REVENUES                    LONG-LIVED ASSETS
                                          ------------------------------   ------------------------------
                                            2000       1999       1998       2000       1999       1998
                                          --------   --------   --------   --------   --------   --------
                                                                   (IN MILLIONS)
United States...........................  $3,500.4   $2,944.5   $2,815.7   $2,319.2   $1,912.6   $1,756.3
Germany.................................     180.0      223.1      226.1      135.0      149.5      171.4
United Kingdom..........................     232.6      179.4      164.1      404.8      443.9      302.3
Canada..................................     158.5      133.5      127.3        3.4        4.4        5.1
Other foreign countries.................     388.4      388.4      318.0      191.8      166.4      126.7
                                          --------   --------   --------   --------   --------   --------
                                          $4,459.9   $3,868.9   $3,651.2   $3,054.2   $2,676.8   $2,361.8
                                          ========   ========   ========   ========   ========   ========

     International revenues by destination, based on the location products were delivered, were as follows by segment:

                                                                                INTERNATIONAL REVENUES
                                                                             ----------------------------
                                                                               2000       1999      1998
                                                                             --------   --------   ------
                                                                                    (IN MILLIONS)
Electrical Products......................................................    $  881.0   $  775.9   $678.9
Tools & Hardware.........................................................       300.9      351.0    286.6
                                                                             --------   --------   ------
                                                                             $1,181.9   $1,126.9   $965.5
                                                                             ========   ========   ======

NOTE 15: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

     As a result of having sales and purchases and other transactions denominated in currencies other than the functional currencies used by Cooper's businesses, Cooper is exposed to the effect of foreign exchange rate fluctuations on its cash flows and earnings. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculative transactions. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. Gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year.

                            COOPER INDUSTRIES, INC.

     The table below summarizes, by currency, the U.S. Dollar equivalent contractual amounts of Cooper's forward exchange contracts at December 31, 2000 and 1999.

                                                              DECEMBER 31,
                                                              -------------
                                                              2000    1999
                                                              -----   -----
                                                              (IN MILLIONS)
British Pounds Sterling.....................................  $17.6   $  --
Euros.......................................................   15.1     3.9
German Deutschemarks........................................    0.1     7.2
Mexican Pesos...............................................    2.2     3.4
Swiss Francs................................................    2.7     2.4
Australian Dollars..........................................    2.2     0.7
Dutch Guilders..............................................     --     1.5
Other.......................................................    1.1     1.7
                                                              -----   -----
                                                              $41.0   $20.8
                                                              =====   =====

     In the normal course of business, Cooper has letters of credit, performance bonds and other guarantees which are not reflected in the consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. In 1999, Cooper entered into an executory contract with a third party that provided Cooper the right, but not the obligation, to purchase U.S. government obligations shortly before maturity on January 16, 2001. Upon settlement of the agreement, Cooper incurred a $7.3 million cost in 2000.

CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers as well as their dispersion across many different geographic areas and no one customer exceeding 3.7% of accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $1.5 billion and $1.1 billion of debt instruments at December 31, 2000 and 1999, respectively. The book value of these instruments was approximately equal to fair value at December 31, 2000 and 1999. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 2000 and 1999.

NOTE 16: SUPPLEMENTAL CASH FLOW INFORMATION

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Assets acquired and liabilities assumed or incurred
  From the acquisition of businesses:
  Fair value of assets acquired.............................  $684.0   $522.9   $349.8
  Liabilities assumed or incurred...........................  (103.6)   (88.3)   (56.1)
                                                              ------   ------   ------
          Cash used to acquire businesses, net of cash
           acquired.........................................  $580.4   $434.6   $293.7
                                                              ======   ======   ======
Noncash increase in net assets from:
  Exchange of DECS for Wyman-Gordon common stock............      --       --   $235.2

                            COOPER INDUSTRIES, INC.

NOTE 17: NET INCOME PER COMMON SHARE

                                                           BASIC                         DILUTED
                                                ----------------------------   ----------------------------
                                                  YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                ----------------------------   ----------------------------
                                                 2000      1999       1998      2000      1999       1998
                                                -------   -------   --------   -------   -------   --------
                                                           ($ IN MILLIONS, SHARES IN THOUSANDS)
Income from continuing operations.............  $ 357.4   $ 331.9   $  335.9   $ 357.4   $ 331.9   $  335.9
Income from discontinued operations...........       --        --       87.1        --        --       87.1
                                                -------   -------   --------   -------   -------   --------
Net income applicable to Common stock.........  $ 357.4   $ 331.9   $  423.0   $ 357.4   $ 331.9   $  423.0
                                                =======   =======   ========   =======   =======   ========
Weighted average Common shares outstanding....   93,524    94,046    113,266    93,524    94,046    113,266
                                                =======   =======   ========
Incremental shares from assumed conversions:
  Options, performance-based stock awards and
     other employee awards....................                                     626       896      1,392
                                                                               -------   -------   --------
Weighted average Common shares and Common
  share equivalents...........................                                  94,150    94,942    114,658
                                                                               =======   =======   ========

Options and employee awards are not considered in the calculations if the effect would be antidilutive.

NOTE 18: DISCONTINUED OPERATION

     On October 9, 1998, Cooper completed the sale of the Automotive Products segment for cash proceeds of $1.9 billion. During 1999, Cooper received an additional $149.1 million representing reimbursement of Cooper's pre-closing cash funding of international automotive operations and the earnings and additional cash invested in the Automotive Products segment between March 31, 1998 and October 9, 1998.

     Cooper's results of operations and the related footnote information for 1998 excludes the results of the Automotive Products segment from continuing operations' revenues and other components of income and expense. The discontinued segment's results are presented separately in a single caption, "Income from discontinued operations, net of income taxes." The Consolidated Statements of Cash Flows reflect the cash flows from discontinued operations in a single line "Cash used in discontinued operations." No cash or debt was allocated to the discontinued operations.

     Revenues from the discontinued Automotive Products segment were $1.5 billion for the period from January 1, 1998 to October 9, 1998. Income from the discontinued Automotive Products segment was $87.1 million (net of $56.6 million of income taxes) for the period from January 1, 1998 to October 9, 1998.

     The pre-tax loss on the sale of $18.8 million was offset by a tax benefit. Cooper sold the common stock of the entity that held a majority of the Automotive Products segment assets domiciled in the United States and certain investments in foreign subsidiaries. In certain countries, the assets, net of liabilities or investments in subsidiaries, were sold by existing Cooper entities.

     Cooper's total income tax basis exceeded the book carrying amount of the net assets exclusive of deferred income tax assets which generated a capital loss carryforward. For financial reporting purposes, the sale of the common stock versus a sale of the net assets of the Automotive Products segment resulted in a realization of items (primarily goodwill amortization) that had reduced the book carrying amount without a corresponding income tax benefit. Cooper limited the amount of tax benefits recognized based on an evaluation of the amount of the capital loss carryforward that is expected to be realized before it expires.

                            COOPER INDUSTRIES, INC.

NOTE 19: UNAUDITED QUARTERLY OPERATING RESULTS

                                                                          2000 (BY QUARTER)
                                                              -----------------------------------------
                                                                 1          2          3          4
                                                              --------   --------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................  $1,038.9   $1,168.2   $1,145.8   $1,107.0
Cost of sales...............................................     701.7      794.5      773.1      749.0
Selling and administrative expenses.........................     176.4      189.4      188.2      178.9
Goodwill amortization.......................................      13.4       14.7       15.4       15.0
Interest expense, net.......................................      18.3       26.6       28.6       26.8
                                                              --------   --------   --------   --------
Income before income taxes..................................     129.1      143.0      140.5      137.3
Income taxes................................................      45.2       50.1       49.1       48.1
                                                              --------   --------   --------   --------
Net income..................................................  $   83.9   $   92.9   $   91.4   $   89.2
                                                              ========   ========   ========   ========
Income per Common share:
  Basic.....................................................  $    .89   $   1.00   $    .98   $    .95
  Diluted...................................................  $    .89   $    .99   $    .97   $    .95

                                                                          1999 (BY QUARTER)
                                                              -----------------------------------------
                                                                 1          2          3          4
                                                              --------   --------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................  $  924.7   $  957.5   $  982.2   $1,004.5
Cost of sales...............................................     622.0      639.8      664.4      677.2
Selling and administrative expenses.........................     156.3      156.6      160.8      167.2
Goodwill amortization.......................................      11.3       11.5       11.5       12.8
Nonrecurring charges........................................       3.7         --         --         --
Interest expense, net.......................................      13.2       12.2       13.7       16.1
                                                              --------   --------   --------   --------
Income before income taxes..................................     118.2      137.4      131.8      131.2
Income taxes................................................      42.6       49.4       47.4       47.3
                                                              --------   --------   --------   --------
Net income..................................................  $   75.6   $   88.0   $   84.4   $   83.9
                                                              ========   ========   ========   ========
Income per Common share:
  Basic.....................................................  $    .80   $    .93   $    .90   $    .89
  Diluted(1)................................................  $    .80   $    .92   $    .89   $    .89

---------------

(1) Includes net nonrecurring charges of $.02 per share in the first quarter.

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         COOPER INDUSTRIES, INC.
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS                [COOPER LOGO
         APRIL 24, 2001                                          APPEARS HERE]
    P    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    R             The undersigned shareholder of Cooper Industries, Inc.
         ("Cooper") appoints Diane K. Schumacher and Terrance V. Helz, or either
    O of them, proxies, with full power of substitution, to vote all shares of stock that the shareholder would be entitled to vote if present at
    X the Annual Meeting of Shareholders of Cooper on Tuesday, April 24, 2001, at 11:00 a.m. (Central Time) in the Chase Center Auditorium, 601
    Y Travis Street, Houston, Texas, and at any adjournments thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

                  THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (J.D. ONG, H.L. SCOTT, D.F. SMITH, G.B. SMITH), FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                  This card also constitutes voting instructions for any shares held for the shareholder in Cooper's Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries, Inc. Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at First Chicago Trust Company of New York, as described in the Notice of Meeting and Proxy Statement.

                                      (Please date and sign on the reverse side)
--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                      HOW TO RECEIVE YOUR ANNUAL REPORT AND
                             PROXY STATEMENT ON-LINE


         You may receive future Cooper Industries, Inc. annual reports and proxy statements on-line on the Internet by submitting your consent to Cooper. This will save Cooper postage and printing expenses and have information available to you faster. If you have already consented to receive future annual reports and proxy statements on-line, no action is necessary because your consent remains effective until you change or revoke your consent.

         Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, follow the instructions set forth below.

         o        Log onto the Internet and go to the website:
                  http://www.econsent.com/cbe/ (If you are voting your shares this year using the Internet,you can link to this web site directly from the web site where you vote your shares.)

         o You will be asked to consent to Internet delivery of annual meeting materials and provide your TAXPAYER I.D. NUMBER (U.S. SOCIAL SECURITY NUMBER), E-MAIL ADDRESS and ACCOUNT NUMBER. Your account number is the 10 digit hyphenated number located above your name on the proxy card. You will not need to provide an account number if you only hold shares through the Cooper Industries' Retirement Savings and Stock Ownership Plan.

         If you are not a registered shareholder and you wish to consent to Internet delivery of future annual reports and proxy statements, please contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of such option for you.

         If you consent, your account will be so noted and, when Cooper's 2001 Annual Report and the Proxy Statement for the 2002 Annual Meeting of Shareholders become available, you will be notified by e-mail on how to access them on the Internet.

         If you do elect to receive your Cooper materials via the Internet, you can still request paper copies by contacting Cooper Industries, Inc. at 600 Travis, Suite 5800,Houston,Texas 77002-1001, Attn: Public Affairs Department. Also, you may change or revoke your consent at any time by going to the above web site and following the applicable instructions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR                                                     9327
    VOTES AS IN THIS
    EXAMPLE.


--------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
--------------------------------------------------------------------------------
                             FOR     WITHHELD

1. Election of               [ ]       [ ]        Nominees:
   Directors.                                     01 J.D. Ong
                                                  02 H.L. Scott
                                                  03 D.F. Smith
                                                  04 G.B. Smith

To withhold your vote for any nominee(s), write the name(s) here:


                                    ------------------------------------------
--------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.
--------------------------------------------------------------------------------
                                    FOR    AGAINST    ABSTAIN

2. Approval of                      [ ]      [ ]        [ ]
   Amended and
   Restated Stock
   Incentive Plan.

3. Approval of                      [ ]      [ ]        [ ]
   Amended and
   Restated Management
   Annual Incentive
   Plan.

--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
--------------------------------------------------------------------------------
                                            FOR    AGAINST    ABSTAIN

4. Shareholder proposal                     [ ]      [ ]        [ ]
   relating to a global
   set of corporate standards.

--------------------------------------------------------------------------------
                                               I Plan to attend the meeting. [ ]



                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


                                        --------------------------------------


                                        --------------------------------------
                                        SIGNATURE(S)                    DATE

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

  THIS IS YOUR PROXY,                                         [COOPER LOGO
YOUR VOTE IS IMPORTANT                                        APPEARS HERE]


                          VOTE BY TELEPHONE OR INTERNET

                            QUICK * EASY * IMMEDIATE

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or electronically through the Internet. Voting by touch-tone telephone or through the Internet are cost-effective and convenient ways to vote your shares. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON APRIL 23, 2001.

Telephone and Internet proxy voting is permitted under the laws of the state in which Cooper is incorporated. Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE:    ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683)
                  FROM THE U.S. AND CANADA OR DIAL 201-536-8073 FROM OTHER
                  COUNTRIES.
                  You will be asked to enter the VOTER CONTROL NUMBER that appears on the proxy card. Then follow the instructions.

                                       OR

VOTE BY INTERNET: LOG ON TO THE INTERNET AND GO TO THE WEB SITE:
                  http://www.eproxyvote.com/cbe
                  Click on the "PROCEED" icon - You will be asked to enter the VOTER CONTROL NUMBER that appears on the proxy card. Then follow the instructions.

                                       OR

VOTE BY MAIL:     Mark, sign and date your proxy card and return it in the
                  postage-paid envelope. IF YOU ARE VOTING BY TELEPHONE OR THE
                  INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

YOU CAN ALSO ELECT TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS OVER THE INTERNET INSTEAD OF RECEIVING PAPER COPIES IN THE MAIL. SEE THE REVERSE SIDE OF THE PROXY CARD FOR ADDITIONAL DETAILS.

--------------------------------------------------------------------------------